Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

between

AMERICAN NATIONAL BANKSHARES INC.

and

MIDCAROLINA FINANCIAL CORPORATION

December 15, 2010

i

5.13	Takeover Laws	43
5.14	Change of Method	43
5.15	Supplemental Indenture	43

ARTICLE 6.	CONDITIONS TO THE MERGER	44
6.1	General Conditions	44
6.2	Conditions to Obligations of ANB	45
6.3	Conditions to Obligations of MFC	45

ARTICLE 7.	TERMINATION	46
7.1	Termination	46
7.2	Effect of Termination	47
7.3	Non-Survival of Representations, Warranties and Covenants	47
7.4	Fees and Expenses	47

ARTICLE 8.	GENERAL PROVISIONS	50
8.1	Entire Agreement	50
8.2	Binding Effect; No Third Party Rights	50
8.3	Waiver and Amendment	50
8.4	Governing Law	50
8.5	Notices	50
8.6	Counterparts	51
8.7	Waiver of Jury Trial	52
8.8	Severability	52

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 1.3(a)	Form of Amendment to Articles of ANB
EXHIBIT 5.8	Form of Voting Agreement
EXHIBIT 5.12(b)	Form of Employment and Severance Agreements

INDEX OF DEFINED TERMS

ANB	Recitals
ANB Benefit Plans	Section 3.4(1)
ANB Common Stock	Section 2.1(a)
ANB Common Certificates	Section 2.2(a)
ANB Merger	Section 1.3(c)
ANB Merger Sub	Recitals
ANB Preferred Certificates	Section 2.2(a)
ANB Series A Preferred Stock	Section 2.1(c)
ANB Stock Option	Section 2.4(a)
ANB Stockholder Approval	Section 3.4(c)(i)
ANB Subsidiary	Section 3.4(b)
ANB Technology Systems	Section 3.4(r)
Acquisition Transaction	Section 5.5(b)
American National	Section 1.3(c)
Available MFC Stock Plan Shares	Section 2.4(d)
Bank Reports	Section 3.3(e)(iii)
Closing Date	Section 1.2
Code	Recitals
Disclosure Schedule	Section 3.1(a)
Dissenting Shares	Section 2.6
ERISA	Section 3.3(l)(iii)
Effective Date	Section 1.2
Environmental Laws	Section 3.3(p)(v)
Environmental Claim	Section 3.3(p)(v)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FFIEC	Section 3.3(e)(iii)
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 5.6(a)
Intellectual Property	Section 3.3(r)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loans	Section 4.1(m)
MFC Benefit Plans	Section 3.3(l)(i)
MFC Capital Stock	Section 2.1(d)
MFC Common Stock	Section 2.1(b)
MFC Common Certificate	Section 2.1(e)
MFC Continuing Employees	Section 5.9(a)
MFC Directors	Section 1.3(b)
MFC Preferred Certificate	Section 2.1(f)
MFC Series A Preferred Stock	Section 2.1(c)
MFC Stock Option	Section 2.4(a)
MFC Stock Plan	Section 2.4(a)

MFC Stockholder Approval	Section 3.3(c)(i)
MFC Subsidiary	Section 3.3(b)
MFC Technology Systems	Section 3.3(r)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(p)(v)
Maximum Amount	Section 5.11
Merger	Recitals
NCBCA	Section 1.1
North Carolina Advisory Board	Section 1.3(f)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Registration Statement	Section 5.4(a)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)
SEC	Section 3.3(e)(i)
SEC Reports	Section 3.3(e)(i)
Securities Act	Section 5.4(a)
Securities Laws	Section 3.3(e)(i)
Subsidiary Bank Merger	Section 1.3(c)
Superior Proposal	Section 5.5(c)
Takeover Provisions	Section 3.3(u)
Tax Returns	Section 3.3(j)(i)
Taxes	Section 3.3(j)(i)
Termination Event	Section 7.4(d)
Termination Fee	Section 7.4(b)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 15, 2010, between AMERICAN NATIONAL BANKSHARES INC., a Virginia corporation (“ANB”), and MIDCAROLINA FINANCIAL CORPORATION, a North Carolina corporation (“MFC”).

WHEREAS, the Boards of Directors of ANB and MFC have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger (the “Merger”) of MFC with and into ANB Merger Subsidiary, Inc., a newly-formed Virginia corporation and wholly-owned subsidiary of ANB (“ANB Merger Sub”);

WHEREAS, the Boards of Directors of ANB and MFC have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement, including the Plan of Merger (as defined herein), shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1	The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2), MFC will be merged with and into ANB Merger Sub pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of MFC thereupon shall cease, and ANB Merger Sub will be the surviving corporation in the Merger. The Merger will have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 55-11-06 of the North Carolina Business Corporation Act (the “NCBCA”).

1.2	Effective Date.

The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, and the office of the Secretary of State of North Carolina, as provided in Section 55-11-05 of the NCBCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur as soon as reasonably practicable after all required regulatory and stockholder approvals to consummate the Merger have been received. All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties at the closing date of the Merger (the “Closing Date”), which shall be held on or before the Effective Date. At or after the Closing Date, ANB Merger Sub and MFC will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission and the Secretary of State of North Carolina.

1.3	Corporate Governance and Banking Operation Matters.

(a) At the Effective Date, the Articles of Incorporation of ANB shall be amended substantially in the form attached hereto as Exhibit 1.3(a) (the “Amended Articles”) in order to authorize a series of preferred stock that will have, in substance, identical terms, preferences, rights and limitations to the noncumulative perpetual series A preferred stock, no par value, of MFC (“MFC Series A Preferred Stock”).

(b) Prior to the Effective Date, ANB shall take all actions necessary to create three (3) director vacancies on its Board of Directors, and the vacancies so created shall be filled by three (3) individuals recommended by MFC from among the current members of the Board of Directors of MFC or MidCarolina Bank, the wholly-owned North Carolina chartered banking subsidiary of MFC, and approved by ANB (the “MFC Directors”). At the first annual meeting of stockholders of ANB following the Effective Date, ANB shall nominate the MFC Directors for election to the classes of ANB directors whose terms expire either two or three years from such meeting, as determined by ANB.

(c) As soon as reasonably practicable after the Effective Date, (i) ANB Merger Sub shall be merged with and into ANB (the “ANB Merger”), with ANB being the surviving corporation in the ANB Merger, and (ii) MidCarolina Bank shall be merged with and into American National Bank and Trust Company (the “Subsidiary Bank Merger”), the wholly-owned federally chartered national banking subsidiary of ANB (“American National”), with American National being the surviving bank in the Subsidiary Bank Merger. Prior to the Effective Date, ANB and MFC shall take all actions necessary, and will cause their respective subsidiaries and subsidiary banks to take all actions necessary, to approve and adopt any and all agreements and other documents to effect the ANB Merger and the Subsidiary Bank Merger.

(d) At the consummation of the Subsidiary Bank Merger, ANB shall establish the American National/North Carolina Advisory Board of Directors (the “North Carolina Advisory Board”). The North Carolina Advisory Board shall initially be comprised of directors who agree to serve on that board and are chosen by ANB from the current members of the Boards of Directors of MFC and MidCarolina Bank and identified prior to the Effective Date. Membership on the North Carolina Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with ANB until the later of the date that is twelve (12) months following the Effective Date or the date on which he or she ceases to be a member of the North Carolina Advisory Board.

(e) Prior to the Subsidiary Bank Merger, the Board of Directors of American National shall take such actions as are necessary to elect or appoint Charles T. Canaday, Jr., the current President and Chief Executive Officer of MFC, to the position of President of North Carolina Banking for American National.

1.4	Articles of Incorporation and Bylaws of ANB.

The Articles of Incorporation of ANB as in effect immediately prior to the Effective Date, as such Articles of Incorporation are proposed to be amended as set forth in Exhibit 1.3(a) hereto, will be the Articles of Incorporation of ANB at and after the Effective Date until thereafter amended in accordance with applicable law. The Bylaws of ANB as in effect immediately prior to the Effective Date will be the Bylaws of ANB at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1	Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of ANB or MFC or their respective stockholders:

(a) Each share of common stock, par value $1.00 per share, of ANB (“ANB Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, no par value, of MFC (“MFC Common Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.7) will be converted into and exchanged for 0.33 fully paid and nonassessable shares of ANB Common Stock (the “Exchange Ratio”).

(c) Each share of MFC Series A Preferred Stock issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.7) will be converted into and exchanged for one share of noncumulative perpetual series A preferred stock, par value $5.00 per share, of ANB (“ANB Series A Preferred Stock”) with the preferences, rights and limitations set forth in Exhibit 1.3(a).

(d) All shares of MFC Common Stock and MFC Series A Preferred Stock (collectively, the “MFC Capital Stock”) converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(e) Each certificate previously representing shares of MFC Common Stock (a “MFC Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of MFC Common Stock (i) a new certificate representing the number of whole shares of ANB Common Stock into which the shares of MFC Common Stock represented by the MFC Common Certificate have been converted pursuant to this Section 2.1 upon the surrender of such MFC Common Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of ANB Common Stock, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(f) Each certificate previously representing shares of MFC Series A Preferred Stock (a “MFC Preferred Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of MFC Series A Preferred Stock (i) a new certificate representing the number of whole shares of ANB Series A Preferred Stock into which the shares of MFC Series A Preferred Stock represented by the MFC Preferred Certificate have been converted pursuant to this Section 2.1 upon the surrender of such MFC Preferred Certificate in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(g) Each share of MFC Capital Stock held by either party and each share of ANB Common Stock held by MFC or any of the MFC Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of ANB Common Stock shall resume the status of authorized and unissued shares of ANB Common Stock.

(h) Each share of capital stock of ANB Merger Sub that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

2.2	Exchange Procedures.

(a) At the Effective Date, ANB shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by ANB and MFC (in such capacity, the “Exchange Agent”), for the benefit of the holders of (i) the MFC Common Certificates, certificates representing ANB Common Stock (“ANB Common Certificates”), and (ii) the MFC Preferred Certificates, certificates representing ANB Series A Preferred Stock (“ANB Preferred Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of ANB Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of MFC Capital Stock.

(b) As promptly as practicable after the Effective Date, ANB shall cause the Exchange Agent to send to each former stockholder of record of MFC immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s (i) MFC Common Certificates for ANB Common Certificates based upon the Exchange Ratio, or (ii) MFC Preferred Certificates for ANB Preferred Certificates as provided for herein.

(c) ANB shall cause the ANB Common Certificates for shares of ANB Common Stock and the ANB Preferred Certificates for shares of ANB Series A Preferred Stock into which shares of MFC Capital Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of MFC Common Certificates and MFC Preferred Certificates representing such shares of MFC Capital Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3.

(d) An MFC stockholder whose MFC Common Certificates or MFC Preferred Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive ANB Common Certificates or ANB Preferred Certificates, dividends or distributions, and cash in lieu of fractional shares, to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by ANB pursuant to applicable law and as required in accordance with ANB’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MFC for six (6) months after the Effective Date shall be returned to ANB (together with any dividends or earnings in respect thereof). Any stockholders of MFC who have not complied with this Article 2 shall thereafter be entitled to look only to ANB, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of MFC Capital Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, any of the parties hereto or any of the ANB Subsidiaries (as defined herein) or the MFC Subsidiaries shall be liable to any stockholder of MFC for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	No Fractional Shares.

Each holder of shares of MFC Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all MFC Common Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of ANB Common Stock multiplied by the closing sale price of ANB Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the Effective Date.

2.4	MFC Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of MFC Common Stock (a “MFC Stock Option”) granted under an equity or equity-based compensation plan of MFC (a “MFC Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date shall cease, at the Effective Date, to represent a right to acquire MFC Common Stock and shall be converted at the Effective Date, without any action on the part of the holder thereof, into an option to purchase shares of ANB Common Stock (a “ANB Stock Option”) on the same terms and conditions as were applicable under such MFC Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant MFC Stock Plan or in the related award document by reason of the Merger).

(b) The number of shares of ANB Common Stock subject to each such ANB Stock Option shall be equal to the number of shares of MFC Common Stock subject to each such MFC Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of ANB Common Stock, and such ANB Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such MFC Stock Option divided by the Exchange Ratio; provided that the exercise price, the number of shares of ANB Common Stock subject to such option and the terms and conditions of exercise of each such option (after taking into account the effect of any accelerated vesting thereof, if applicable) shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(c) As soon as practicable after the Effective Date, ANB will deliver to the holders of MFC Stock Options any required notices setting forth such holders’ rights pursuant to the MFC Stock Plans and award documents and stating that such MFC Stock Options have been assumed by ANB and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the MFC Stock Plans).

(d) Following the Effective Date, ANB may maintain any of the MFC Stock Plans for purposes of granting future awards. The provisions of any such MFC Stock Plan will be unchanged, except that (i) all stock options and other equity-based awards issued by ANB pursuant to such MFC Stock Plan following the Effective Date shall be stock options and equity-based awards in respect of ANB Common Stock, (ii) all references to MFC (other than any references relating to a “change in control” or similar term of MFC) in the MFC Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to ANB, unless ANB determines otherwise, and (iii) the number of shares of ANB Common Stock available for future issuance pursuant to the MFC Stock Plan following the Effective Date (the “Available MFC Stock Plan Shares”) shall be equal to the number of shares of MFC Common Stock so available immediately prior to the Effective Date multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of ANB Common Stock.

(e) ANB shall reserve for future issuance a sufficient number of shares of ANB Common Stock for delivery upon exercise of the MFC Stock Options assumed by it in accordance with this Section 2.4, plus the number of Available MFC Stock Plan Shares in the event ANB maintains any MFC Stock Plan as contemplated by Section 2.4(d). As soon as practicable after the Effective Date, ANB will file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of MFC Common Stock subject to such ANB Stock Options (and the Available MFC Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such ANB Stock Options remain outstanding.

2.5	Anti-Dilution.

In the event ANB changes (or establishes a record date for changing) the number of shares of ANB Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6	Dividends.

No dividend or other distribution payable to the holders of record of MFC Capital Stock at, or as of, any time after the Effective Date will be paid to the holder of any MFC Common Certificate or MFC Preferred Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7	Dissenting Shares.

Each outstanding share of MFC Capital Stock the holder of which has perfected his or her right to dissent under the NCBCA and has not effectively withdrawn or lost such right as of the Effective Date (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of ANB Common Stock or ANB Series A Preferred Stock, as the case may be, and cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA. MFC shall give ANB prompt written notice upon receipt by MFC of any such written demands for payment of the fair value of such shares of MFC Capital Stock and of withdrawals of such demands and any other instruments provided pursuant to the NCBCA. Any payments made in respect of Dissenting Shares shall be made by ANB. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent and shall have delivered a properly completed letter of transmittal to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into the right to receive ANB Common Stock or ANB Series A Preferred Stock, as the case may be, and cash in accordance with the applicable provisions of this Agreement.

ARTICLE 3

Representations and Warranties

3.1	Disclosure Schedules.

(a) Prior to the date of this Agreement, each of ANB and MFC has delivered to the other a schedule (its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 for MFC and Section 3.4 for ANB or to one or more of its covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a party’s Disclosure Schedule as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Sections 3.3 or 3.4, as the case may be, shall be deemed to qualify (i) any subsections of Sections 3.3 or 3.4 specifically referenced or cross-referenced and (ii) other subsections of Sections 3.3 or 3.4 to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2	Standard.

(a) No representation or warranty of ANB or MFC contained in Article 3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i), 3.3(d) and 3.3(t) for MFC and Sections 3.4(c)(i) and 3.4(d) for ANB, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A) and 3.3(f)(ii) for MFC and Sections 3.4(c)(ii)(A) and 3.4(f)(ii) for ANB, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party.

Notwithstanding anything contained herein to the contrary, except for representations or warranties contained in Section 3.3(e) and 3.4(e) with respect to MFC’s and ANB’s SEC Reports (as defined in those Sections), no representation or warranty shall be deemed untrue or incorrect, and no party shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance, unless that party’s Chief Executive Officer, Chief Financial Officer, Chief Credit Officer or Chief Lending Officer (or officers performing such functions) had Knowledge (as defined in Section 3.2(c)) of the existence or absence of such fact, event or circumstance.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “MFC Subsidiaries” as defined in Section 3.3(b) or the “ANB Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to ANB, the ANB Subsidiaries, MFC or the MFC Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the announcement of this Agreement and the transactions contemplated hereby, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(c) The term “Knowledge” when used with respect to a party means the actual knowledge and belief, after due inquiry, of such party’s executive officers.

3.3	Representations and Warranties of MFC.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, MFC hereby represents and warrants to ANB as follows:

(a) Organization, Standing and Power. MFC is a North Carolina corporation duly organized, validly existing and in good standing under the laws of North Carolina. MFC has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. MFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. MidCarolina Bank, a wholly-owned subsidiary of MFC, is a North Carolina chartered bank duly organized, validly existing and in good standing under the laws of North Carolina, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. MidCarolina Bank’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. True and complete copies of the articles of incorporation, bylaws or other similar governing instruments (“Organizational Documents”) of MFC and MidCarolina Bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of the MFC Disclosure Schedule.

(b) Subsidiaries. MFC does not own, directly or indirectly, five percent or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) in its Disclosure Schedule (each individually a “MFC Subsidiary” and collectively the “MFC Subsidiaries”). Each MFC Subsidiary (i) is a duly organized bank, corporation or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on MFC on a consolidated basis. The outstanding shares of capital stock or equity interests of each MFC Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by MFC free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any MFC Subsidiary and there are no agreements, understandings or commitments relating to the right of MFC to vote or to dispose of the capital stock or equity interests of any MFC Subsidiary. A true and complete list of each direct and indirect MFC Subsidiary as of the date hereof is set forth in Section 3.3(b) of the MFC Disclosure Schedule that shows the jurisdiction of organization of each MFC Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each MFC Subsidiary.

(c) Authority; No Breach of the Agreement.

(i) MFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by MFC, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of MFC, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of MFC Common Stock (the “MFC Stockholder Approval”). This Agreement is a valid and legally binding obligation of MFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by MFC with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of MFC; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of MFC or any MFC Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which MFC or any MFC Subsidiary is a party or by which MFC or any MFC Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MFC or any MFC Subsidiary.

(iii) As of the date hereof, MFC is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) MFC Capital Stock. The authorized capital stock of MFC consists of: (i) 20,000,000 shares of preferred stock, no par value per share, of which 5,000 shares are issued and outstanding; and (ii) 80,000,000 shares of common stock, no par value per share, of which 4,927,828 shares are issued and outstanding as of this date. All outstanding shares of MFC Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 371,504 shares of MFC Common Stock were subject to MFC Stock Options granted under a MFC Stock Plan. As of the date of this Agreement, there are not any shares of capital stock of MFC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which MFC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a MFC Stock Plan and as set forth in Section 3.3(d) of its Disclosure Schedule (which includes copies of any MFC Stock Plan and individual stock award agreements thereunder). MFC has not granted any restricted stock awards for any securities of MFC.

(e) SEC Filings; Financial Statements; Bank Reports; Accounting Controls.

(i) MFC has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by MFC with the Securities and Exchange Commission (the “SEC”) since December 31, 2006 (collectively, the “SEC Reports”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the “Securities Laws”), and has made available to ANB such SEC Reports to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system. The SEC Reports of MFC, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of MFC contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of MFC and the MFC Subsidiaries as at the respective dates and the consolidated results of MFC’s operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) Since December 31, 2006, MidCarolina Bank has filed with its principal federal regulator and made available to ANB such bank’s Consolidated Reports of Condition and Income (“Bank Reports”), and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of such bank for the periods to which they relate, in each case in accordance with Federal Financial Institutions Examination Council (“FFIEC”) instructions applicable to such reports.

(iv) MFC is in compliance with the provisions of the Sarbanes-Oxley Act, including but not limited to Section 404 of such act, and the certifications provided and to be provided pursuant to Section 302 and 906 thereof are accurate. MFC and the MFC Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the MFC Board of Directors and the duly authorized executive officers of MFC, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to MFC or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the properties and assets of MFC and any MFC Subsidiary is permitted only in accordance with general or specific authorization of the MFC Board of Directors and the duly authorized executive officers of MFC, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(f) Absence of Certain Changes or Events. Since December 31, 2009, except as disclosed in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (i) MFC and the MFC Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on MFC.

(g) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, MFC does not have, and since September 30, 2010 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its SEC Reports or Bank Reports).

(h) Material Contracts; Defaults. Except for contracts and instruments reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date hereof, neither MFC nor any of the MFC Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by MFC or any of the MFC Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant. Neither MFC nor any of the MFC Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which MFC is a party, by which its respective assets, business, or operations may be bound or affected, or under which MFC or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(i) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(i) of the MFC Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against MFC or any of the MFC Subsidiaries or against any of MFC’s or the MFC Subsidiaries’ properties, assets, interests or rights, or against any of MFC’s or MFC Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(i) of the MFC Disclosure Schedule, neither MFC nor any of the MFC Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting the operations of MFC or the operations of any of the MFC Subsidiaries and neither MFC nor any of the MFC Subsidiaries has been advised by any Governmental Authority that any such Governmental

Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. MFC and MidCarolina Bank are each in full compliance with the Memorandum of Understanding, dated November 1, 2010, by and between MFC and the Federal Reserve Bank of Richmond, and the Memorandum of Understanding, dated August 5, 2010, among the Board of Directors of MidCarolina Bank, the FDIC and the North Carolina Commissioner of Banks. MFC and each of the MFC Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(j) Tax Matters.

(i) MFC and each of the MFC Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by MFC or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule. Except as set forth in Section 3.3(j)(i) of its Disclosure Schedule, no tax return or report filed by MFC or any of the MFC Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against MFC or any of the MFC Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii) Neither MFC nor any of the MFC Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4. MFC and each of the MFC Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Property.

(i) Except as set forth in Section 3.3(k)(i) of the MFC Disclosure Schedule or reserved against as disclosed in its SEC Reports or Bank Reports, MFC and each of the MFC Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports or Bank Reports as of December 31,

2009 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to MFC’s or any of the MFC Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by MFC and each of the MFC Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) Section 3.3(k)(ii) of the MFC Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by MFC and each of the MFC Subsidiaries or in which MFC or any of the MFC Subsidiaries has any leasehold interest. MFC has made available to ANB true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which MFC or any of the MFC Subsidiaries is a party.

(l) Employee Benefit Plans.

(i) Section 3.3(1)(i) of the MFC Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of MFC and the MFC Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “MFC Benefit Plan” and collectively, the “MFC Benefit Plans”). Neither MFC nor any MFC Subsidiary is subject to or obligated under any oral or unwritten MFC Benefit Plan.

(ii) MFC has, with respect to each MFC Benefit Plan, previously delivered or made available to ANB true and complete copies of: (A) all current MFC Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and MFC Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the MFC Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (G) copies of the most recent nondiscrimination tests for all MFC Benefit Plans, as applicable; and (H) a written summary of any unwritten MFC Benefit Plans that provide for material compensation or benefits.

(iii) None of the MFC Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of the MFC Benefit Plans are in compliance in all material respects with applicable laws and regulations, and MFC has administered the MFC Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each MFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any MFC Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of MFC or any MFC Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To its Knowledge, MFC has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any MFC Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. No “fiduciary,” as defined in Section 3(21) of ERISA, of any MFC Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any of the MFC Benefit Plans. None of the MFC Benefit Plans is the subject of a pending or, to the knowledge of MFC, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation.

(ix) Except as set forth in Section 3.3(l)(ix) of the MFC Disclosure Schedule (A) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, and (B) no MFC Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(x) MFC has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi) Except as set forth in Section 3.3(l)(xi) of its Disclosure Schedule, MFC and the MFC Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any MFC Benefit Plan for calendar year 2010.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of MFC or any MFC Subsidiary have been maintained in compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. MFC has delivered or caused to be delivered to ANB true and complete copies of all notice of continuation coverage rights under Section 4980B of the Code sent or received, the names and addresses of the senders and recipients, and their dates of termination of employment or other “qualifying event,” as defined in Section 4980B(f)(3) of the Code.

(m) Insurance. MFC and the MFC Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of MFC reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2009, neither MFC nor any of the MFC Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three calendar years, and since January 1, 2010, has been refused any insurance coverage sought or applied for, and MFC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of MFC or the MFC Subsidiaries.

(n) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(n) of the MFC Disclosure Schedule and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets by MFC in its SEC Reports or Bank Reports as of September 30, 2010 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on MFC; and (D) in all material respects was made in accordance with its standard loan policies, with the exception of variances from its standard loan policies which were approved in accordance with those policies in the ordinary course of its business.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown by MFC on its SEC Reports or Bank Reports as of September 30, 2010 was, and the Loan Loss Allowance to be shown on its SEC Reports or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, in the reasonable judgment of MFC’s management, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii) The Loan Loss Allowance has been established in accordance with the accounting principles described in Section 3.3(e)(ii), and applicable regulatory requirements and guidelines.

(iv) Section 3.3(n)(iv) of the MFC Disclosure Schedule sets forth all one-to-four family residential mortgage loans originated on or after January 1, 2008 by it or any of the MFC Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the MFC Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the MFC Subsidiaries to purchase back (but have not been purchased back).

(o) Certain Loans and Related Matters. Except as set forth in Section 3.3(o) of its Disclosure Schedule, on November 30, 2010, neither MFC nor any of the MFC Subsidiaries was a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which had been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the MFC Subsidiaries; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to MFC or any of the MFC Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(p) Environmental Matters.

(i) Except as described in Section 3.3(p) of its Disclosure Schedule, MFC and each of MFC Subsidiaries are in substantial compliance with all Environmental Laws (as defined herein). Neither MFC nor any of the MFC Subsidiaries has received any communication alleging that MFC or such MFC Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither MFC nor any of the MFC Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) MFC or such MFC Subsidiary, (B) any person or entity whose liability for any Environmental Claim MFC or any MFC Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by MFC or any MFC Subsidiary, or any real or personal property which MFC or any MFC Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which MFC or a MFC Subsidiary holds a security interest securing a loan recorded on the books of MFC or such MFC Subsidiary. Neither MFC nor any of the MFC Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by MFC or any of the MFC Subsidiaries, or all real and personal property which MFC or any of the MFC Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, MFC will promptly provide ANB with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in the MFC Disclosure Schedule). MFC and all of the MFC Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of MFC, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against MFC or any of the MFC Subsidiaries or against any person or entity whose liability for any Environmental Claim MFC or any of the MFC Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(q) Books and Records. The books and records of MFC and those of the MFC Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(r) Intellectual Property. MFC and the MFC Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the MFC Technology Systems (as such terms are defined herein) that are used by MFC and its Subsidiaries in their respective businesses as currently conducted. MFC and the MFC Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of MFC threatened, against MFC or any of the MFC Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. “MFC Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by MFC and the MFC Subsidiaries or by a third party.

(s) Derivative Instruments. Except as set forth in Section 3.3(s) of the MFC Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for MFC’s own account, or for the account of one or more of the MFC Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of MFC or one of the MFC Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither MFC nor any of the MFC Subsidiaries, nor, to the Knowledge of MFC, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(s) of the MFC Disclosure Schedule.

(t) Deposits. Except as set forth in Section 3.3(t) of the MFC Disclosure Schedule, as of November 30, 2010, none of MFC’s deposits or the deposits of any of the MFC Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of MFC or any of the MFC Subsidiaries.

(u) Takeover Provisions. MFC has taken all action required to be taken by MFC in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(v) Financial Advisors. None of MFC, any of the MFC Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, MFC has retained Stifel, Nicolaus & Company, Incorporated as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(v) of its Disclosure Schedule and under which that firm will be entitled to certain fees in connection with this Agreement).

(w) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of MFC has received a written opinion of Stifel, Nicolaus & Company,

Incorporated to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the per share merger consideration to be received by the holders of shares of MFC Common Stock (other than Dissenting Shares, shares subject to a voting agreement and shares held by MFC, ANB or any of their respective subsidiaries) from ANB in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of MFC. Such opinion has not been amended or rescinded as of the date of this Agreement.

(x) Tax Treatment. As of the date hereof, MFC is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

3.4	Representations and Warranties of ANB.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, ANB hereby represents and warrants to MFC as follows:

(a) Organization, Standing and Power. ANB is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. ANB has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. ANB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. American National, a wholly-owned subsidiary of ANB, is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. American National’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law. True and complete copies of the Organizational Documents of ANB and American National, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.4(a) of the ANB Disclosure Schedule.

(b) Subsidiaries. ANB does not own, directly or indirectly, five percent or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.4(b) in its Disclosure Schedule (each individually a “ANB Subsidiary” and collectively the “ANB Subsidiaries”). Each ANB Subsidiary (i) is a duly organized corporation, bank or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on ANB on a consolidated basis. The outstanding shares of capital stock or equity interests of each ANB Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by ANB free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any ANB Subsidiary and there are no agreements, understandings or commitments relating to the right of ANB to vote or to dispose of the capital stock or equity interests of any ANB Subsidiary. A true and complete list of each direct and indirect ANB Subsidiary as of the date hereof is set forth in Section 3.4(b) of the ANB Disclosure Schedule that shows the jurisdiction of organization of each ANB Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each ANB Subsidiary.

(c) Authority; No Breach of the Agreement.

(i) ANB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by ANB, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of ANB, subject only to the receipt of the approval of the issuance of ANB Common Stock pursuant to this Agreement by a majority of the shares of ANB Common Stock present or represented by proxy at the stockholders’ meeting to be held pursuant to this Agreement (the “ANB Stockholder Approval”). This Agreement is a valid and legally binding obligation of ANB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by ANB with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of ANB; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of ANB or any ANB Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which ANB or any ANB Subsidiary is a party or by which ANB or any ANB Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to ANB or any ANB Subsidiary.

(iii) As of the date hereof, ANB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) ANB Capital Stock. The authorized capital stock of ANB consists of: (i) 2,000,000 shares of preferred stock, par value $5.00 per share, of which none are issued and outstanding; and (ii) 20,000,000 shares of common stock, par value $1.00 per share, of which 6,127,732 shares are issued and outstanding as of this date. All outstanding shares of ANB Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of ANB, except as contemplated by an ANB stock option or other equity based compensation plan, by ANB’s dividend reinvestment plan or by ANB’s SEC filings.

The shares of ANB Common Stock to be issued in exchange for shares of MFC Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(e) SEC Filings; Financial Statements; Bank Reports; Accounting Controls.

(i) ANB has filed all SEC Reports that were required to be filed by it with the SEC since December 31, 2006 under the Securities Laws, and has made available to MFC such SEC Reports to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system. The SEC Reports of ANB, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of ANB contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of ANB and the ANB Subsidiaries as at the respective dates and the consolidated results of ANB’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) Since December 31, 2006, American National has filed with its principal federal regulator and made available to MFC its Bank Reports, and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of such bank for the periods to which they relate, in each case in accordance with FFIEC instructions applicable to such reports.

(iv) ANB is in compliance with the provisions of the Sarbanes-Oxley Act, including but not limited to Section 404 of such act, and the certifications provided and to be provided pursuant to Section 302 and 906 thereof are accurate. ANB and the ANB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the ANB Board of Directors and the duly authorized executive officers of ANB, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to ANB or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the properties and assets of ANB and any ANB Subsidiary is permitted only in accordance with general or specific authorization of the ANB Board of Directors and the duly authorized executive officers of ANB, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(f) Absence of Certain Changes or Events. Since December 31, 2009, except as disclosed in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (i) ANB and the ANB Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on ANB.

(g) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, ANB does not have, and since September 30, 2010 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its SEC Reports or Bank Reports).

(h) Material Contracts; Defaults. Except for contracts and instruments reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date hereof, neither ANB nor any of the ANB Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by ANB or any of the ANB Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant. Neither ANB nor any of the ANB Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which ANB is a party, by which its respective assets, business, or operations may be bound or affected, or under which ANB or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(i) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(i) of its Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against ANB or any of the ANB Subsidiaries or against any of ANB’s or the ANB Subsidiaries’ properties, assets, interests or rights, or against any of ANB’s or ANB Subsidiaries’ officers, directors or employees in their capacities as such. Neither ANB nor any of the ANB Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of ANB or the operations of any of the ANB Subsidiaries and neither ANB nor any of the ANB Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. ANB and each of the ANB Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(j) Tax Matters.

(i) ANB and each of the ANB Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by ANB or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule. Except as set forth in Section 3.3(j)(i) of its Disclosure Schedule, no tax return or report filed by ANB or any of the ANB Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against ANB or any of the ANB Subsidiaries by any Governmental Authority.

(ii) Neither ANB nor any of the ANB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4. ANB and each of the ANB Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Property.

(i) Except as set forth in Section 3.4(k)(i) of the ANB Disclosure Schedule or reserved against as disclosed in its SEC Reports or Bank Reports, ANB and each of the ANB Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports or Bank Reports as of December 31, 2009 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to ANB’s or any of the ANB Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by ANB and each of the ANB Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) Section 3.4(k)(ii) of the ANB Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by ANB and each of the ANB Subsidiaries or in which ANB or any of the ANB Subsidiaries has any leasehold interest. ANB has made available to MFC true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which ANB or any of the ANB Subsidiaries is a party.

(l) Employee Benefit Plans.

(i) Section 3.4(1)(i) of the ANB Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of ANB and the ANB Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “ANB Benefit Plan” and collectively, the “ANB Benefit Plans”). Neither ANB nor any ANB Subsidiary is subject to or obligated under any oral or unwritten ANB Benefit Plan.

(ii) All of the ANB Benefit Plans are in compliance in all material respects with applicable laws and regulations, and ANB and American National have administered such benefit plans in accordance with applicable laws and regulations in all material respects.

(iii) Each ANB Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(iv) To its Knowledge, ANB has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any ANB Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. No “fiduciary,” as defined in Section 3(21) of ERISA, of any ANB Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(v) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any of the ANB Benefit Plans. None of the ANB Benefit Plans is the subject of a pending or, to the knowledge of ANB, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation.

(m) Insurance. ANB and the ANB Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of ANB reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2009, neither ANB nor any of the ANB Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three calendar years, and since January 1, 2010, has been refused any insurance coverage sought or applied for, and ANB has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of ANB or the ANB Subsidiaries.

(n) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.4(n) of the ANB Disclosure Schedule and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets by ANB in its SEC Reports or Bank Reports as of September 30, 2010 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on ANB; and (D) in all material respects was made in accordance with its standard loan policies, with the exception of variances from its standard loan policies which were approved in accordance with those policies in the ordinary course of its business.

(ii) The Loan Loss Allowance shown by ANB on its SEC Reports or Bank Reports as of September 30, 2010 was, and the Loan Loss Allowance to be shown on its SEC Reports or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, in the reasonable judgment of ANB’s management, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii) The Loan Loss Allowance has been established in accordance with the accounting principles described in Section 3.4(e)(ii), and applicable regulatory requirements and guidelines.

(iv) Section 3.4(n)(iv) of the ANB Disclosure Schedule sets forth all one-to-four family residential mortgage loans originated on or after January 1, 2008 by it or any of the ANB Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the ANB Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the ANB Subsidiaries to purchase back (but have not been purchased back).

(o) Certain Loans and Related Matters. Except as set forth in Section 3.4(o) of its Disclosure Schedule, on November 30, 2010, neither ANB nor any of the ANB Subsidiaries was a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which had been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the ANB Subsidiaries; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to ANB or any of the ANB Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(p) Environmental Matters.

(i) Except as described in Section 3.4(p) of its Disclosure Schedule, ANB and each of ANB Subsidiaries are in substantial compliance with all Environmental Laws. Neither ANB nor any of the ANB Subsidiaries has received any communication alleging that ANB or such ANB Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither ANB nor any of the ANB Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) ANB or such ANB Subsidiary, (B) any person or entity whose liability for any Environmental Claim ANB or any ANB Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by ANB or any ANB Subsidiary, or any real or personal property which ANB or any ANB Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which ANB or a ANB Subsidiary holds a security interest securing a loan recorded on the books of ANB or such ANB Subsidiary. Neither ANB nor any of the ANB Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by ANB or any of the ANB Subsidiaries, or all real and personal property which ANB or any of the ANB Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, ANB will promptly provide MFC with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in the ANB Disclosure Schedule). ANB and all of the ANB Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of ANB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against ANB or any of the ANB Subsidiaries or against any person or entity whose liability for any Environmental Claim ANB or any of the ANB Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(q) Books and Records. The books and records of ANB and those of the ANB Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(r) Intellectual Property. ANB and the ANB Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the ANB Technology Systems (as such terms are defined herein) that are used by ANB and its Subsidiaries in their respective businesses as currently conducted. ANB and the ANB Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of ANB threatened, against ANB or any of the ANB Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “ANB Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by ANB and the ANB Subsidiaries or by a third party.

(s) Derivative Instruments. Except as set forth in Section 3.4(s) of the ANB Disclosure Schedule, all Derivative Contracts, whether entered into for ANB’s own account, or for the account of one or more of the ANB Subsidiaries or its or their customers, were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of ANB or one of the ANB Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither ANB nor any of the ANB Subsidiaries, nor, to the Knowledge of ANB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.4(s) of the ANB Disclosure Schedule.

(t) Deposits. Except as set forth in Section 3.4(t) of the ANB Disclosure Schedule, as of November 30, 2010, none of ANB’s deposits or the deposits of any of the ANB Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of ANB or any of the ANB Subsidiaries.

(u) Financial Advisors. None of ANB, any of the ANB Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, ANB has retained Keefe, Bruyette & Woods, Inc. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.4(u) of its Disclosure Schedule and under which that firm will be entitled to certain fees in connection with this Agreement).

(v) Fairness Opinion. Prior to the execution of this Agreement, ANB has received a written opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to ANB. Such opinion has not been amended or rescinded as of the date of this Agreement.

(w) Tax Treatment. As of the date hereof, ANB is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1	Conduct of Business of MFC Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Schedule, without the prior written consent of ANB, MFC agrees that it will not, and will cause each of the MFC Subsidiaries not to:

(a) Conduct its business and the business of the MFC Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets, employees and relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of ANB or MFC (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents.

(d) Other than pursuant to stock options outstanding as of the date hereof under the MFC Stock Plans as disclosed in Section 3.3(d) of its Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, stock appreciation rights or similar stock-based rights.

(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than four percent (4%) without prior consultation with and approval from ANB and that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from ANB.

(f) Enter into or amend (except as may be required by applicable law or the terms of any MFC Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice.

(g) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, encumber any of its assets or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from any wholly-owned MFC Subsidiary to it or another wholly-owned MFC Subsidiary and (ii) as permitted by Section 4.3) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(i) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than any wholly-owned MFC Subsidiary, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and the MFC Subsidiaries, taken as a whole, except as required by applicable law.

(m) (i) Make, renew, restructure or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (A) in the case of unsecured loans made to any one borrower that are originated in compliance with MidCarolina Bank’s internal loan policies, a principal balance not in excess of $100,000, or (B) in the case of secured loans made to any one borrower that are originated in compliance with MidCarolina Bank’s internal loan policies, a principal balance not in excess of $2.0 million; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(n) (i) Enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in MFC’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business; or (iii) make any capital expenditures in the aggregate in excess of $100,000.

(o) Take any other action that would make any representation or warranty in Section 3.3 hereof untrue.

(p) Agree to take any of the actions prohibited to it by this Section 4.1.

4.2	Conduct of Business of ANB Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Schedule, without the prior written consent of MFC, ANB agrees that it will not, and will cause each of the ANB Subsidiaries not to:

(a) Conduct its business and the business of the ANB Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets, employees and relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of ANB or MFC (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents (except as provided herein or to facilitate the actions and transactions contemplated hereby).

(d) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(e) Take any other action that would make any representation or warranty in Section 3.4 hereof untrue.

(f) Agree to take any of the actions prohibited to it by this Section 4.2.

4.3	Dividends.

MFC shall not (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of MFC Capital Stock, other than the payment of quarterly dividends payable to holders of record of the MFC Series A Preferred Stock pursuant to MFC’s Articles of Incorporation, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

4.4	Transition.

To facilitate the integration of the operations of ANB and MFC and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of ANB and MFC shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.5	Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.4) shall give ANB directly or indirectly, the right to control or direct the operations of MFC, and nothing contained in this Agreement shall give MFC, directly or indirectly, the right to control or direct the operations of ANB. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1	Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2	Access to Information; Notice of Certain Matters; Confidentiality.

(a) Each party hereto will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party. ANB will receive notice of all meetings of the MFC and MidCarolina Bank Boards of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all MFC and MidCarolina Bank representatives to such meetings are provided notice). A representative of ANB will be permitted to attend all meetings of the MFC and MidCarolina Bank Boards of Directors and committees of the Boards of Directors (except for the portions of such meetings that are executive sessions, relate to the Merger or a Superior Proposal (as defined herein), or as may be necessary or appropriate in order to preserve attorney-client privilege, as deemed by such boards) and such meetings of management of MFC and MidCarolina Bank that ANB wishes to attend. Any such representative of ANB will be required to enter into an appropriate confidentiality agreement satisfactory to MFC prior to attending any such meetings.

(b) Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such

Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3	Stockholder Approvals.

(a) ANB shall call a meeting of its stockholders for the purpose of obtaining the ANB Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (the “ANB Stockholder Meeting”). In connection with that meeting, the Board of Directors of ANB shall support and recommend approval of the issuance of ANB Common Stock pursuant to this Agreement and shall use its reasonable best efforts to obtain the ANB Stockholder Approval.

(b) MFC shall call a meeting of its stockholders for the purpose of obtaining the MFC Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (the “MFC Stockholder Meeting”). In connection with that meeting, the Board of Directors of MFC shall support and recommend approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain the MFC Stockholder Approval unless the Board of Directors of MFC has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

(c) ANB and MFC shall use their reasonable best efforts to hold their respective stockholder meetings on the same day.

(d) Except as otherwise provided in this Agreement, nothing in this Agreement shall be deemed to relieve either ANB or MFC of its obligation to submit this Agreement to its respective stockholders for a vote (i) with respect to ANB, to approve of the issuance of ANB Common Stock pursuant to this Agreement or (ii) with respect to MFC, on the approval of this Agreement and the Plan of Merger; provided, that neither party will be required to submit this Agreement to its stockholders if doing so would not be permissible under applicable law.

5.4	Registration Statement; Joint Proxy Statement; SEC Filings.

(a) Each party hereto will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4 or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by ANB with the SEC in connection with the issuance of ANB Common Stock in the Merger, and the parties will prepare a joint proxy statement and prospectus and other proxy solicitation materials of ANB and MFC constituting a part thereof (the “Joint Proxy Statement”). Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this

Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by ANB or MFC without consultation with the other party and its counsel. ANB will use all reasonable efforts, in which MFC will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof.

(b) Each party hereto agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the respective stockholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

5.5	No Other Acquisition Proposals.

(a) MFC agrees that it will not, and will cause the MFC Subsidiaries and MFC’s and the MFC Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by MFC or any of the MFC Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined herein). Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit MFC, prior to its meeting of stockholders to be held pursuant to Section 5.3, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal regarding an Acquisition Transaction if, and only to the extent that (i) the MFC Board of Directors concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to stockholders under applicable law, (ii) before taking such action, MFC receives from such person or entity an executed confidentiality agreement, and (iii) the MFC Board of Directors concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined herein).

MFC shall immediately (within twenty-four (24) hours) notify ANB orally and in writing of its receipt of any proposal or inquiry relating to an Acquisition Transaction, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep ANB apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(b) For purposes of this Agreement, an “Acquisition Transaction” means any of the following transactions involving MFC or MidCarolina Bank, other than as contemplated by this Agreement: (i) a merger, consolidation, share exchange, business combination, reorganization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of MFC and the MFC Subsidiaries or ten percent (10%) or more of any class of voting securities of MFC or the MFC Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of MFC; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of voting securities of MFC or the MFC Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of MFC.

(c) For purposes of this Agreement, a “Superior Proposal” means a bona fide written proposal for an Acquisition Transaction that the Board of Directors of MFC concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (A) is more favorable to the stockholders of MFC from a financial point of view, than the Merger and (B) is fully financed or reasonably capable of being fully financed, to the extent required, and reasonably likely to receive all required approvals of Governmental Authorities (as defined below in Section 5.6(a)) on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Transaction shall have the meaning assigned to such term in Section 5.5(b), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Transaction” shall only be deemed to refer to a transaction involving MFC or MidCarolina Bank.

(d) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit MFC to terminate this Agreement or affect any other obligation of MFC under this Agreement.

5.6	Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (as defined herein) and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7	Public Announcements.

Prior to the Effective Date, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the Nasdaq Stock Market or any other self-regulatory organization.

5.8	Voting Agreements.

MFC has identified to ANB all persons who are, as of the date hereof, directors or executive officers of MFC. MFC will use its reasonable best efforts to obtain a written agreement in the form of Exhibit 5.8 hereto to be delivered to ANB from each such MFC director or executive officer on or prior to the date hereof.

5.9	Employee Benefit Plans.

(a) ANB at its election shall either: (i) provide generally to officers and employees of MFC and the MFC Subsidiaries, who at or after the Effective Date become employees of ANB or the ANB Subsidiaries (“MFC Continuing Employees”), employee benefits under the ANB Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of ANB and the ANB Subsidiaries; or (ii) maintain for the benefit of the MFC Continuing Employees, the MFC

Benefit Plans maintained by MFC immediately prior to the Effective Date; provided that ANB may take action to amend any MFC Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those MFC Benefit Plans following such amendment are no less favorable to the MFC Continuing Employees than benefits provided by ANB to its officers and employees under any comparable ANB Benefit Plans, as necessary and appropriate for other business reasons.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the ANB Benefit Plans, service with or credited by MFC or any of the MFC Subsidiaries shall be treated as service with ANB; provided that this provision shall not cause ANB’s defined benefit pension plan (which is not open to new participants) to be opened to new participants or to provide additional credit for pre-Effective Date service for benefit accrual purposes. To the extent permitted under applicable law, ANB shall cause welfare ANB Benefit Plans maintained by ANB that cover the MFC Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the MFC Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the MFC Continuing Employees under welfare MFC Benefit Plans to be credited to such MFC Continuing Employees under welfare ANB Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such MFC Continuing Employees under welfare ANB Benefit Plans.

(c) Each employee of MFC or any MFC Subsidiary at the Effective Date who is terminated by ANB after the Effective Date, excluding any employee who has a contract providing for severance, shall be entitled to severance pay in accordance with the severance policy adopted prior to the Effective Date by the parties hereto, if and to the extent that such employee is entitled to severance pay under such policy. Such employee’s service with MFC shall be treated as service with ANB for purposes of determining the amount of severance pay, if any, under ANB’s severance policy.

(d) Nothing in this Section 5.9 shall be interpreted as preventing ANB, from and after the Effective Date, from amending, modifying or terminating any ANB Benefit Plans or MFC Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law, provided that any such amendment, modification or termination to or of any ANB Benefit Plan applies equally to the officers and employees of MFC and any MFC Subsidiaries and of ANB and any ANB Subsidiaries participating therein.

5.10	Status and Issuance of ANB Common Stock; Nasdaq Listing.

(a) ANB shall take all corporate action as may be necessary to authorize, reserve for issuance and issue the shares of ANB Common Stock and ANB Series A Preferred Stock to which the shareholders of MFC become entitled in accordance with the terms of this Agreement, and to cause all such shares, upon such issuance, to be duly authorized, validly issued, fully paid and nonassessable.

(b) ANB will use its reasonable best efforts to cause the shares of ANB Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.11	Indemnification.

Following the Effective Date, ANB shall indemnify, defend and hold harmless any person who has rights to indemnification from MFC or any MFC Subsidiary, to the same extent and on the same conditions as such person was entitled to such indemnification pursuant to applicable law, contract and MFC’s or the MFC Subsidiary’s Organizational Documents, as in effect on the date of this Agreement, to the extent MFC or the MFC Subsidiary was legally required or permitted to do so with respect to matters occurring on or before the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, ANB shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between ANB and the indemnified party. ANB shall use its reasonable best efforts to maintain MFC’s existing directors’ and officers’ liability policy, or some other policy, including ANB’s existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of MFC for a period of six years after the Effective Date on terms no less favorable to the directors and officers than those in effect on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on MFC’s policy in effect as of the date hereof (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ANB shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The provisions of this Section 5.11 are intended to be for the benefit of and shall be enforceable by each person who is entitled to be indemnified by MFC or any MFC Subsidiary and his or her heirs and personal representatives.

5.12	Employment Arrangements.

(a) ANB will, as of and after the Effective Date, assume and honor all employment, severance, change in control, indemnification and deferred compensation agreements or arrangements that MFC and the MFC Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.12(a) of the MFC Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

(b) As of the date hereof, ANB has entered into employment and severance agreements, which will become effective as of the Effective Date, with Charles T. Canaday, Jr., in the form of Exhibit 5.12(b) hereto.

(c) The Merger contemplated by this Agreement shall be considered a “change in control” for purposes of all MFC Benefit Plans and the rights of officers and employees of MFC and any MFC Subsidiaries to receive any payments, or to become vested in any unvested awards or benefits, upon a change in control as provided for under those plans or under the terms of any employment, severance, change in control or deferred compensation agreements or arrangements between them and MFC or any MFC Subsidiary.

5.13	Takeover Laws.

If any anti-takeover laws or regulations of North Carolina or Virginia may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than as contemplated by Section 5.3) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.14	Change of Method.

ANB and MFC shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the MFC Stockholder Meeting and ANB Stockholder Meeting), to change the method or structure of effecting the combination of ANB and MFC (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the number of shares of ANB Common Stock received by MFC stockholders in exchange for each share of MFC Common Stock or the number of shares of ANB Series A Preferred Stock received by MFC stockholders in exchange for each share of MFC Series A Preferred Stock, (ii) adversely affect the tax treatment of MFC’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of ANB or MFC pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.15	Supplemental Indenture.

Prior to the Effective Date, MFC and ANB shall take all actions necessary for ANB to enter into a supplemental indenture with the trustees of (i) the Indenture dated October 29, 2002, for MFC’s floating rate junior subordinated debt securities due 2032, and (ii) the Indenture dated December 5, 2003, for MFC’s junior subordinated debt securities due January 7, 2034, to evidence the succession of ANB as the obligor on those securities as of the Effective Date. The form of the supplemental indenture shall be reasonably acceptable to ANB. ANB agrees to assume MFC’s obligations under the above Indentures and related subordinated debentures as well as under guaranty agreements related to preferred trust securities issued by MFC’s trust subsidiaries, MidCarolina I and MidCarolina Trust II.

ARTICLE 6

Conditions to the Merger

6.1	General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the MFC Stockholder Approval and the ANB Stockholder Approval.

(b) Regulatory Approvals. ANB and MFC shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain any conditions, restrictions or requirements that, in the reasonable opinion of ANB or MFC, would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on ANB (after giving effect to the Merger).

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of ANB Common Stock to be issued to the holders of MFC Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(e) Tax Opinion. ANB and MFC shall have received a written opinion, dated the Effective Date, from LeClairRyan, A Professional Corporation, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of ANB and MFC reasonably satisfactory in form and substance to such counsel.

(f) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Government Authority that enjoins or prohibits the consummation of the Merger.

6.2	Conditions to Obligations of ANB.

The obligations of ANB to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of MFC set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date and ANB shall have received a certificate, dated as of the Effective Date, signed on behalf of MFC by the Chief Executive Officer and Chief Financial Officer of MFC to such effect.

(b) Performance of Obligations. MFC shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date and ANB shall have received a certificate, dated as of the Effective Date, signed on behalf of MFC by the Chief Executive Officer and Chief Financial Officer of MFC to such effect.

6.3	Conditions to Obligations of MFC.

The obligations of MFC to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by MFC pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of ANB set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date and MFC shall have received a certificate, dated as of the Effective Date, signed on behalf of ANB by the Chief Executive Officer and Chief Financial Officer of ANB to such effect.

(b) Performance of Obligations. ANB shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date and MFC shall have received a certificate, dated as of the Effective Date, signed on behalf of ANB by the Chief Executive Officer and Chief Financial Officer of ANB to such effect.

ARTICLE 7

Termination

7.1	Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the stockholders of ANB or MFC, as provided below:

(a) Mutual Consent. By the mutual consent in writing of ANB and MFC.

(b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Date shall not have occurred on or before December 31, 2011 or such later date as shall have been agreed to in writing by the parties; provided that the right to terminate under this Section 7.1(b) shall not be available to either party whose failure to perform an obligation hereunder has caused the failure of the Effective Date to occur on or before such date.

(c) Conditions to ANB Performance Not Met. By ANB if any event or condition occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of ANB to effect the Merger set forth in Sections 6.1 and 6.2, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to MFC, provided, that ANB shall not be entitled to terminate the Agreement under this Section 7.1(c) if the impossibility of a condition to ANB’s obligations to be satisfied has resulted primarily from a breach by ANB of any of its obligations under this Agreement.

(d) Conditions to MFC Performance Not Met. By MFC if any event or condition occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of MFC to effect the Merger set forth in Sections 6.1 and 6.3, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to ANB, provided, that MFC shall not be entitled to terminate the Agreement under this Section 7.1(d) if the impossibility of a condition to MFC’s obligations to be satisfied has resulted primarily from a breach by MFC of any of its obligations under this Agreement.

(e) Solicitation and Recommendation Matters; MFC Stockholder Meeting Failure. At any time prior to the MFC Stockholder Meeting, by ANB if (i) MFC shall have breached Section 5.5, (ii) the MFC Board of Directors shall have failed to make its recommendation referred to in Section 5.3(b) in the proxy materials for the MFC Stockholder Meeting, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ANB or (iii) MFC shall have materially breached its obligations under Section 5.3(b) by failing to call, give notice of, convene and hold the MFC Stockholder Meeting in accordance with Section 5.3(b).

(f) Solicitation and Recommendation Matters; ANB Stockholder Meeting Failure. At any time prior to the ANB Stockholder Meeting, by MFC if (i) the ANB Board of Directors shall have failed to make its recommendation referred to in Section 5.3(a) in the proxy materials for the ANB Stockholder Meeting, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of MFC, or (ii) ANB shall have materially breached its obligations under Section 5.3(a) by failing to call, give notice of, convene and hold the ANB Stockholder Meeting in accordance with Section 5.3(a).

(g) Termination Event. By ANB upon the occurrence of a Termination Event (as defined in Section 7.4(e) hereof).

(h) Other Agreement. At any time prior to the MFC Stockholder Meeting, by MFC in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by MFC and the MFC Board in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by MFC pursuant to this Section 7.1(h) only after the fifth business day following MFC’s provision of written notice to ANB advising ANB that the MFC Board of Directors is prepared to accept a Superior Proposal, and only if, during such five-business day period, ANB does not, in its sole discretion, make an offer to MFC that the MFC Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

7.2	Effect of Termination.

In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that Section 5.2(c) and Section 5.7, and this Article 7, shall survive any such termination.

7.3	Non-Survival of Representations, Warranties and Covenants.

Except for Article 1, Article 2, Sections 5.2(c), 5.9, 5.10, 5.11 and 5.12 and this Article 7, the respective representations, warranties, obligations, covenants and agreements of the parties hereto shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB or MFC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

7.4	Fees and Expenses.

(a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that printing expenses shall be shared equally between ANB and MFC.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by ANB while structuring the Merger, MFC shall pay ANB the sum of $1,700,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by ANB pursuant to Sections 7.1(e)(i) or (iii) (but not Section 7.1(e)(ii)) or Section 7.1(g) or by MFC pursuant to Section 7.1(h), payment shall be made to ANB concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated (A) by ANB pursuant to Section 7.1(c) and the impossibility of the satisfaction of a condition to ANB’s obligations has resulted from a breach by MFC of any representation, warranty, covenant or agreement under this Agreement, (B) by ANB pursuant to Section 7.1(e)(ii), or (C) by either party pursuant to Section 7.1(b) and if the failure to consummate the Merger by the date specified in that Section 7.1(b) is due to MFC’s breach of any representation, warranty, covenant or agreement under this Agreement, and a proposal for an Acquisition Transaction shall have been publicly announced or otherwise communicated or made known to the senior management of MFC or the MFC Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to propose an Acquisition Transaction) at any time after the date of this Agreement and before the date of such termination, and within twelve (12) months after such termination MFC or MidCarolina Bank consummates an Acquisition Transaction, MFC shall pay to ANB the Termination Fee on the date of consummation of such Acquisition Transaction, provided that, for the purposes of this Section 7.4(b)(ii) only, the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 5.5(b) hereof except the reference to “ten percent (10%) or more” shall be deemed to be a reference to “a majority.”

(c) In recognition of the effort made, the expenses incurred and the other opportunities forgone by each party while structuring the Merger, if this Agreement is terminated by ANB or MFC because of a breach by the other party of any representation, warranty, covenant, agreement, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation, warranty, covenant, agreement, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder, provided that any liability incurred by ANB pursuant to this Section 7.4(c) shall not exceed $250,000 and any liability incurred by MFC pursuant to this Section 7.4(c) shall not exceed $250,000, and provided further that to the extent ANB is entitled to be paid both the $250,000 amount set forth in this Section 7.4(c) as well as the Termination Fee set forth in Section 7.4(b), in no event will the amount payable to ANB pursuant to Sections 7.4(b) and (c) exceed $1,700,000. Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

(d) The agreements contained in paragraphs (b) and (c) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by MFC or ANB. If MFC or ANB fails to pay or cause payment to the other party the amount(s) due under paragraphs (b) or (c) above at the time specified therein, the party so failing to pay shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which such other party prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(e) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) (A) MFC or MidCarolina Bank, without having received ANB’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with MFC or MidCarolina Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of MFC or MidCarolina Bank; or (B) MFC or MidCarolina Bank, without having received ANB’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from MFC securities representing ten percent (10%) or more of the voting power of MFC; or

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of MFC Common Stock is commenced (other than by ANB or a ANB Subsidiary), and the MFC Board recommends that the stockholders of MFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended.

(f) Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1	Entire Agreement.

This Agreement, including the Disclosure Schedules and Exhibits, contains the entire agreement between ANB and MFC with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto, with the exception of that certain letter agreement dated July 27, 2010 between Stifel, Nicolaus & Company, Incorporated and ANB and that certain letter agreement dated July 28, 2010 between Keefe, Bruyette & Woods, Inc. and MFC.

8.2	Binding Effect; No Third Party Rights.

This Agreement shall bind ANB and MFC and their respective successors and assigns. Other than Sections 5.09, 5.10, 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3	Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the ANB Stockholder Meeting or the MFC Stockholder Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5	Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to ANB:

Charles H. Majors

President and Chief Executive Officer

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Tele: (434) 773-2219

Fax:  (434) 773-2207

with a copy to:

George P. Whitley, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Tele: (804) 343-4089

Fax:  (804) 783-7628

If to MFC:

Charles T. Canaday, Jr.

President and Chief Executive Officer

MidCarolina Financial Corporation

3101 South Church Street

Burlington, North Carolina 27216

Tele: (336) 538-1600

Fax:  (336) 538-9925

with a copy to:

William R. Lathan Jr., Esq.

Ward and Smith, P.A.

1001 College Court

New Bern, North Carolina 28563

Tele: (252) 672-5458

Fax:  (252) 672-5477

8.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7	Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ Charles H. Majors
Charles H. Majors
President and Chief Executive Officer

MIDCAROLINA FINANCIAL CORPORATION

By:	/s/ Charles T. Canaday, Jr.
Charles T. Canaday, Jr.
President and Chief Executive Officer

Exhibit 1.1

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

ANB MERGER SUBSIDIARY, INC.

AND

MIDCAROLINA FINANCIAL CORPORATION

Pursuant to this Plan of Merger (“Plan of Merger”), MidCarolina Financial Corporation, a North Carolina corporation (“MFC”), shall merge with and into ANB Merger Subsidiary, Inc. (“ANB Merger Sub”), a Virginia corporation and wholly-owned subsidiary of American National Bankshares Inc., a Virginia corporation (“ANB”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of December 15, 2010, between ANB and MFC (the “Agreement”), at the Effective Date (as defined herein), MFC shall be merged with and into ANB Merger Sub (the “Merger”) in accordance with the provisions of Virginia and North Carolina law, and with the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act and Section 55-11-06 of the North Carolina Business Corporation Act (the “NCBCA”). The separate corporate existence of MFC thereupon shall cease, and ANB Merger Sub shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1	Conversion of Shares; Exchange of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of the stockholders of MFC and ANB, as the case may be, such stockholders will be entitled to the following:

(a) Each share of common stock, par value $1.00 per share, of ANB (“ANB Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, no par value, of MFC (“MFC Common Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.7) will be converted into and exchanged for 0.33 fully paid and nonassessable shares of ANB Common Stock pursuant to the terms and conditions set forth in the Agreement and this Plan of Merger (the “Exchange Ratio”).

(c) Each share of noncumulative perpetual series A preferred stock, no par value, of MFC (“MFC Series A Preferred Stock”) issued and outstanding immediately before the Effective Date (other than the Dissenting Shares) will be converted into and exchanged for one share of noncumulative perpetual series A preferred stock, par value $5.00 per share, of ANB (“ANB Series A Preferred Stock”) with the preferences, rights and limitations set forth in Exhibit 1.3(a) to the Agreement.

(d) All shares of MFC Common Stock and MFC Series A Preferred Stock (collectively, the “MFC Capital Stock”) converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(e) Each certificate previously representing shares of MFC Common Stock (a “MFC Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of MFC Common Stock (i) a new certificate representing the number of whole shares of ANB Common Stock into which the shares of MFC Common Stock represented by the MFC Common Certificate have been converted pursuant to this Section 2.1 upon the surrender of such MFC Common Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of ANB Common Stock, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(f) Each certificate previously representing shares of MFC Series A Preferred Stock (a “MFC Preferred Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of MFC Series A Preferred Stock (i) a new certificate representing the number of whole shares of ANB Series A Preferred Stock into which the shares of MFC Series A Preferred Stock represented by the MFC Preferred Certificate have been converted pursuant to this Section 2.1 upon the surrender of such MFC Preferred Certificate in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(g) Each share of MFC Capital Stock held by either party and each share of ANB Common Stock held by MFC or any of the MFC Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of ANB Common Stock shall resume the status of authorized and unissued shares of ANB Common Stock.

(h) Each share of capital stock of ANB Merger Sub that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

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2.2	Exchange Procedures.

(a) At the Effective Date, ANB shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by ANB and MFC (in such capacity, the “Exchange Agent”), for the benefit of the holders of (i) the MFC Common Certificates, certificates representing ANB Common Stock (“ANB Common Certificates”), and (ii) the MFC Preferred Certificates, certificates representing ANB Series A Preferred Stock (“ANB Preferred Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of ANB Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to this Article 2 in exchange for outstanding shares of MFC Capital Stock.

(b) As promptly as practicable after the Effective Date, ANB shall cause the Exchange Agent to send to each former stockholder of record of MFC immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s (i) MFC Common Certificates for ANB Common Certificates based upon the Exchange Ratio, or (ii) MFC Preferred Certificates for ANB Preferred Certificates as provided for herein.

(c) ANB shall cause the ANB Common Certificates for shares of ANB Common Stock and the ANB Preferred Certificates for shares of ANB Series A Preferred Stock into which shares of MFC Capital Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of MFC Common Certificates and MFC Preferred Certificates representing such shares of MFC Capital Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3.

(d) An MFC stockholder whose MFC Common Certificates or MFC Preferred Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive ANB Common Certificates or ANB Preferred Certificates, dividends or distributions, and cash in lieu of fractional shares, to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by ANB pursuant to applicable law and as required in accordance with ANB’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MFC for six (6) months after the Effective Date shall be returned to ANB (together with any dividends or earnings in respect thereof). Any stockholders of MFC who have not complied with this Article 2 shall thereafter be entitled to look only to ANB, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of MFC Capital Stock such stockholder holds as determined pursuant to the Agreement and this Plan of Merger, without any interest thereon.

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(f) None of the Exchange Agent, any of the parties hereto or any of the ANB Subsidiaries (as defined in the Agreement) or the MFC Subsidiaries shall be liable to any stockholder of MFC for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	No Fractional Shares.

Each holder of shares of MFC Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all MFC Common Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of ANB Common Stock multiplied by the closing sale price of ANB Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the Effective Date.

2.4	MFC Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of MFC Common Stock (a “MFC Stock Option”) granted under an equity or equity-based compensation plan of MFC (a “MFC Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date shall cease, at the Effective Date, to represent a right to acquire MFC Common Stock and shall be converted at the Effective Date, without any action on the part of the holder thereof, into an option to purchase shares of ANB Common Stock (a “ANB Stock Option”) on the same terms and conditions as were applicable under such MFC Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant MFC Stock Plan or in the related award document by reason of the Merger).

(b) The number of shares of ANB Common Stock subject to each such ANB Stock Option shall be equal to the number of shares of MFC Common Stock subject to each such MFC Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of ANB Common Stock, and such ANB Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such MFC Stock Option divided by the Exchange Ratio; provided that the exercise price, the number of shares of ANB Common Stock subject to such option and the terms and conditions of exercise of each such option (after taking into account the effect of any accelerated vesting thereof, if applicable) shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended.

2.5	Anti-Dilution.

In the event ANB changes (or establishes a record date for changing) the number of shares of ANB Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

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2.6	Dividends.

No dividend or other distribution payable to the holders of record of MFC Capital Stock at, or as of, any time after the Effective Date will be paid to the holder of any MFC Common Certificate or MFC Preferred Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7	Dissenting Shares.

Each outstanding share of MFC Capital Stock the holder of which has perfected his or her right to dissent under the NCBCA and has not effectively withdrawn or lost such right as of the Effective Date (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of ANB Common Stock or ANB Series A Preferred Stock, as the case may be, and cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA. MFC shall give ANB prompt written notice upon receipt by MFC of any such written demands for payment of the fair value of such shares of MFC Capital Stock and of withdrawals of such demands and any other instruments provided pursuant to the NCBCA. Any payments made in respect of Dissenting Shares shall be made by ANB. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent and shall have delivered a properly completed letter of transmittal to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into the right to receive ANB Common Stock or ANB Series A Preferred Stock, as the case may be, and cash in accordance with the applicable provisions of the Agreement.

ARTICLE 3

Articles of Incorporation and Bylaws of ANB and ANB Merger Sub

(a) The Articles of Incorporation of ANB as in effect immediately prior to the Effective Date, as such Articles of Incorporation are proposed to be amended as set forth in Exhibit 1.3(a) of the Agreement, shall be the Articles of Incorporation of ANB at and after the Effective Date until thereafter amended in accordance with applicable law. The Bylaws of ANB as in effect immediately prior to the Effective Date shall be the Bylaws of ANB at and after the Effective Date until thereafter amended in accordance with applicable law.

(b) The Articles of Incorporation and Bylaws of ANB Merger Sub as in effect immediately prior to the Effective Date will be the Articles of Incorporation and Bylaws of ANB Merger Sub at and after the Effective Date until thereafter amended in accordance with applicable law.

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ARTICLE 4

Conditions Precedent

The obligations of ANB and MFC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

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Exhibit 1.3(a)

To the Agreement and

Plan of Reorganization

FORM OF ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

AMERICAN NATIONAL BANKSHARES INC.

I. Name. The name of the corporation is American National Bankshares Inc. (the “Corporation”).

II. Text of Amendment. Effective as of                     , Eastern Standard Time, on                     , 2011, the following Section C shall be added to Article 3 the Articles of Incorporation of the Corporation:

C. Noncumulative Perpetual Series A Preferred Stock. A series of Preferred Stock of the Corporation shall be created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Noncumulative Perpetual Series A Preferred Stock, to consist of 5,000 shares (the “Series A Preferred Shares”), par value $5.00 per share, the preferences, relative and other rights, and qualifications, limitations or restrictions of which shall be (in addition to those set forth in the Corporation’s Articles of Incorporation, as amended) as follows:

(1) Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, liquidating distributions in the amount of $1,000.00 per share, plus the amount of accrued and unpaid dividends thereon (whether or not declared) from the beginning of the quarterly dividend period in which the liquidation occurs to the date of liquidation and any authorized and declared but unpaid cash dividends from prior Dividend Periods (as defined below).

After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the preceding paragraph, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise respectively would be entitled.

For the purposes of this subsection (1), the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

(2) Dividends.

(a) Payment of Dividends. Holders of Series A Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends at a fixed annual rate equal to 8.342% from August 15, 2005 to August 15, 2010 (the “Fixed Rate Period”) and thereafter at a variable rate equal to LIBOR plus 3.75% of the $1,000.00 liquidation preference per share (the “Coupon Rate”). Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2005 (each such date, a “Dividend Payment Date”), or, if any such Dividend Payment Date is not a Business Day (as defined below), then any dividends payable will be paid on, and such Dividend Payment Date will be moved to, the next succeeding day, other than a Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law or executive order to close (a “Business Day”). If any redemption date falls on a day that is not a Business Day, then the principal, and/or dividends payable on such date will be paid on the immediately preceding Business Day. Each authorized and declared dividend shall be payable to holders of record of the Series A Preferred Shares as they appear on the stock books of the Corporation at the close of business on such record date, which shall be 15 calendar days preceding each Dividend Payment Date therefor, (each such date, a “Record Date”); provided, however, that if the date fixed for redemption of any of the Series A Preferred Shares occurs after a dividend is declared but before it is paid, such dividend shall be paid with the redemption price to the holder thereof as of the redemption date. Dividend periods (each, a “Dividend Period”) shall commence on and include the first day, and shall end on and include the last day, of the quarterly period in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the “Initial Dividend Period”) shall commence on and include August 15, 2005, and shall end on and include the next succeeding Dividend Payment Date.

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During the Fixed Rate Period, the amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the amount payable for any partial period shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months. Upon expiration of the Fixed Rate Period, the amount of dividends payable for any Dividend Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the relevant Dividend Period.

Except as herein expressly provided, holders of the Series A Preferred Shares shall not be entitled to any dividend, or any sum of money in lieu thereof, in respect of any dividend payment or payments on the Series A Preferred Shares authorized and declared by the Board of Directors that may be unpaid. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Shares.

(b) Subsequent to expiration of the Fixed Rate Period, LIBOR shall be determined by a party appointed by the Corporation (the “Calculation Agent”) in accordance with the following provisions:

(i) On the second LIBOR Business Day (as defined below) (provided, that on such day commercial banks are open for business (including dealings in deposits in U.S. dollars) in London (a “LIBOR Banking Day”), and otherwise the next preceding LIBOR Business Day that is also a LIBOR Banking Day) prior to each Dividend Payment Date (or, with respect to the first Dividend Period upon expiration of the Fixed Rate Period, on August 15, 2010), (each such day, a “LIBOR Determination Date” for such Dividend Period), the Calculation Agent shall obtain the rate for three-month U.S. Dollar deposits in Europe, which appears on Telerate Page 3750 (as defined in the International Swaps and Derivatives Association, Inc. 2000 Interest Rate and Currency Exchange Definitions) or such other page as may replace such Telerate Page 3750 on the Moneyline Telerate, Inc. service (or such other service or services as may be nominated by the British Banker’s Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollar deposits), as of 11:00 a.m. (London time) on such LIBOR Determination Date, and the rate so obtained shall be LIBOR for such Dividend Period. “LIBOR Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions in The City of New York or Wilmington, Delaware are authorized or obligated by law or executive order to be closed. If such rate is superseded on Telerate Page 3750 by a corrected rate before 12:00 noon (London time) on the same LIBOR Determination Date, the corrected rate as so substituted will be the applicable LIBOR for that Dividend Period.

(ii) If, on any LIBOR Determination Date, such rate does not appear on Telerate Page 3750 or such other page as may replace such Telerate Page 3750 on the Moneyline Telerate, Inc. service (or such other service or services as may be nominated by the British Banker’s Association as the information vendor for the

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purpose of displaying London interbank offered rates for U.S. dollar deposits), the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to leading banks in the London Interbank market for three-month U.S. Dollar deposits in Europe (in an amount determined by the Calculation Agent) by reference to requests for quotations as of approximately 11:00 a.m. (London time) on the LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such a quotation, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that at least two leading banks in the City of New York (as selected by the Calculation Agent) are quoting on the relevant LIBOR Determination Date for three-month U.S. Dollar deposits in Europe at approximately 11:00 a.m. (London time) (in an amount determined by the Calculation Agent). As used herein, “Reference Banks” means four major banks in the London Interbank market selected by the Calculation Agent.

(iii) If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR for the applicable Dividend Period shall be LIBOR in effect for the immediate preceding Dividend Period.

(iv) All percentages resulting from any calculations on the Series A Preferred Shares will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

(v) On each LIBOR Determination Date, the Calculation Agent shall notify, in writing, the Corporation and the Paying Agent (as defined below) of the applicable Coupon Rate in effect for the related Dividend Period. The Calculation Agent shall, upon the request of the holder of any Series A Preferred Shares, provide the Coupon Rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Corporation and the holders of the Series A Preferred Shares.

(c) Dividends Noncumulative. The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, except as herein expressly provided, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any subsequent Dividend Period.

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(d) Priority as to Dividends; Limitations on Dividends on Junior Equity. If full dividends on the Series A Preferred Shares for any Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, no dividends or distributions shall be authorized, declared or paid or set aside for payment with respect to the Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends or amounts upon liquidation (together with the Common Stock, “Junior Equity”) or any stock on parity with the Series A Preferred Shares as to dividends or amounts upon liquidation (“Parity Stock”), nor shall any Junior Equity or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Equity).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Shares, all dividends declared on the Series A Preferred Shares and any other series ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and each such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then current Dividend Period, per Series A Preferred Share (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on the stock of each such other series ranking on a parity as to dividends with the Series A Preferred Shares bear to each other.

(3) Paying Agent. Subsequent to execution hereof, the Corporation shall appoint a party responsible for the administration of payments made by the Corporation to holders of the Series A Preferred Shares (the “Paying Agent”). The Corporation shall remain at all times liable for the payments remitted to the Paying Agent for distribution to the holders of the Series A Preferred Shares.

(4) Special Redemption.

(a) Upon the occurrence and continuation of a Capital Treatment Event (as defined below, and a “Special Event”), the Corporation shall have the right to redeem the Series A Preferred Shares, in whole or in part, at any time, within 90 days following the occurrence of a Special Event (the “Special Redemption Date”), at the Special Redemption Price (as defined below).

(b) Any redemption pursuant to the preceding paragraph will be made, subject to the receipt by the Corporation of prior approval from any regulatory authority with jurisdiction over the Corporation if such approval is then required under

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applicable capital guidelines or policies of such regulatory authority, upon not less than 30 days’ nor more than 60 days’ notice. If the Series A Preferred Shares are only partially redeemed by the Corporation, the Series A Preferred Shares will be redeemed pro rata or by lot or by any other method utilized by the Trustee.

“Capital Treatment Event” means the receipt by the Corporation of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision thereof or therein, or as the result of any official or administrative pronouncement or action or decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of original issuance of the Series A Preferred Shares, there is more than an insubstantial risk that, within 90 days of the receipt of such opinion, the aggregate liquidation amount of the Series A Preferred Shares will not be eligible to be treated by the Corporation as “Tier 1 Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (“Federal Reserve”) or Office of Thrift Supervision (“OTS”), as applicable (or any successor regulatory authority with jurisdiction over bank, savings & loan or financial holding companies), as then in effect and applicable to the Corporation; provided, however, that the inability of the Corporation to treat all or any portion of the liquidation amount of the Series A Preferred Shares as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Corporation having cumulative Preferred Stock, minority interests in consolidated subsidiaries, or any other class of security or interest which the Federal Reserve or OTS, as applicable, may now or hereafter accord Tier 1 Capital treatment in excess of the amount which may now or hereafter qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines.

“Special Redemption Price” means, with respect to the redemption of the Series A Preferred Shares following a Special Event, an amount in cash equal to 105% of the principal amount of Series A Preferred Shares to be redeemed prior to the Call Date (as defined below) and thereafter equal to the percentage of the principal amount of the Series A Preferred Shares that is specified below for the optional redemption at the Redemption Price (as defined below) plus, in each case, (i) all accrued but unpaid dividends for the current Dividend Period (whether or not declared) to, but excluding such Special Redemption Date and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods) to the Special Redemption Date.

(5) Optional Redemption.

(a) Other than pursuant to a Special Event, the Series A Preferred Shares will not be redeemable prior to August 15, 2010 (the “Call Date”). On or after such date, the Series A Preferred Shares will be redeemable at the option of the

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Corporation (after giving notice as set forth herein and upon receipt of prior approval from the Federal Reserve) on any Dividend Payment Date (the “Redemption Date”), in whole or in part, at any time or from time to time, at a redemption price equal to an amount in cash equal to the percentage of the principal amount of the Series A Preferred Shares that is specified below (the “Redemption Price”) for the applicable Redemption Date plus, (i) all accrued but unpaid dividends for the current Dividend Period (whether or not declared) to, but excluding such Redemption Date and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods):

Redemption During the Twelve-Month Period Beginning August 15,	Percentage of Principal Amount
2010	105.0%
2011	104.5%
2012	104.0%
2013	103.5%
2014	103.0%
2015	102.5%
2016	102.0%
2017	101.5%
2018	101.0%
2019	100.5%
2020	100.0%

(b) In the event that fewer than all the outstanding Series A Preferred Shares are to be redeemed on or subsequent to the Call Date, the number of Series A Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the Series A Preferred Shares are then listed.

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(c) Unless full dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then current Dividend Period, no Series A Preferred Shares shall be redeemed on or subsequent to the Call Date unless all outstanding Series A Preferred Shares are redeemed, and the Corporation shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Corporation may purchase or acquire Series A Preferred Shares on or subsequent to the Call Date on a Redemption Date at the Redemption Price to holders of all outstanding Series A Preferred Shares.

(d) The Corporation shall not redeem or set aside funds for the redemption of any stock of the Corporation ranking junior or on parity with the Series A Preferred Shares as to dividends or amounts upon liquidation unless prior to or contemporaneously therewith it redeems, or sets aside funds for the redemption of, a number of shares of Series A Preferred Shares whose liquidation preference bears the same relationship to the aggregate liquidation preference of all shares of Series A Preferred Shares then outstanding as the liquidation preference of such junior or parity stock to be redeemed bears to the aggregate liquidation preference of all junior or parity stock, as applicable, then outstanding.

(e) A notice by the Corporation pursuant to this Section shall be sufficiently given if in writing and mailed, first class postage prepaid, to each record holder of Series A Preferred Shares at the holder’s address as it appears in the records of the Corporation’s transfer agent. In any case where notice is given by mail, neither the failure to mail such notice nor any defect in the notice, to any particular holder shall affect the sufficiency of such notice to any other holder. Any notice mailed to a holder in the manner described above shall be deemed given on the date mailed, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the number of Series A Preferred Shares to be redeemed, (iii) the redemption price and (iv) the manner in which holders of Series A Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.

(f) Any Series A Preferred Shares that are duly called for redemption pursuant to the terms set forth in this Section shall be deemed no longer to be outstanding for any purpose from and after that time that the Corporation shall have irrevocably deposited with the Paying Agent funds in an amount equal to the aggregate redemption price. From and after that time, the holders of the Series A Preferred Shares so called for redemption shall have no further rights as stockholders of the Corporation and in lieu thereof shall have only the right to receive the applicable Redemption Price.

(g) Series A Preferred Shares redeemed pursuant to this Section or purchased or otherwise acquired for value by the Corporation shall, after such

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acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series A Preferred Shares.

(6) Mandatory Redemption. Should the Corporation cease, at anytime while the Series A Preferred Shares are outstanding, to be subject to regulation and supervision by the Federal Reserve, OTS, Office of Comptroller of the Currency or a state bank regulatory authority, as applicable (or any successor federal or state regulatory authority having jurisdiction over the Corporation) (a “Mandatory Redemption Event”), any holder of the Series A Preferred Shares shall have the right to demand that the Corporation redeem such holder’s Series A Preferred Shares at any time within 90 days following written notice to the holders of the Series A Preferred Shares that a Mandatory Redemption Event has occurred at the Mandatory Redemption Price. “Mandatory Redemption Price” means an amount in cash equal to 105% of the principal amount of Series A Preferred Shares to be redeemed prior to the Call Date and thereafter equal to the percentage of the principal amount of the Series A Preferred Shares that is specified in Section 5(a) for the optional redemption at the Redemption Price plus, in each case, (i) all accrued but unpaid dividends for the current dividend Period (whether or not declared) to, but excluding the date of redemption and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods) to the date of redemption.

(7) Voting Rights.

(a) General. Except as expressly provided in this Section 7 and as required by law, holders of Series A Preferred Shares shall have no voting rights. When the holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote.

(b) Right to Elect Directors. At any time that full dividends on the Series A Preferred Shares shall not have been paid (i) for four (4) or more Dividend Periods (whether or not consecutive) or (ii) for one (1) Dividend Period following the payment in full of dividends on the Series A Preferred Shares for twelve (12) consecutive Dividend Periods (a “Preferred Dividend Cure”) after the occurrence of the circumstances described in clause (i) above (each a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors of the Corporation will be increased by two, and the holders of the Series A Preferred Shares, voting as a single class together with the holders of each other series of Preferred Stock then entitled by the terms of such Preferred Stock to vote for additional directors (the “Parity Voting Preferred Stock”), will be entitled to elect such two additional directors (each a “Preferred Director”) to serve on the Corporation’s Board of Directors at a special meeting called by the holders of at least 10% of the then outstanding Series A Preferred Shares (or the holders of any other Parity Voting Preferred Stock); provided, however, if such request is received within 90 days of the day fixed for the next annual meeting of

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stockholders, then the holders of the Preferred Stock shall elect the Preferred Directors at such scheduled annual meeting. Upon a Preferred Dividend Cure following the most recent Preferred Dividend Default, the holders of Series A Preferred Shares shall be divested of the voting rights set forth above and the term of office of the Preferred Stock Directors elected as provided above shall terminate (subject to revesting in the event of each and every Preferred Dividend Default). Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Parity Voting Preferred Stock, at a meeting of the Corporation’s stockholders, or of the holders of the Series A Preferred Shares and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series A Preferred Shares shall not have been paid for the preceding quarterly Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions set forth in Section 8(b) requiring the approval of a majority of the Independent Directors.

(c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding Series A Preferred Shares will be required (i) to authorize, create or issue, or increase the authorized, created or issued amount of, any class or series of stock which shall, as to dividends or distribution of assets, rank senior to the Series A Preferred Shares, or reclassify any authorized class or series of stock of the Corporation into any such stock, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any such stock or (ii) amend, alter, repeal or change the provisions of the Corporation’s Articles of Incorporation (including this Section C and the terms of the Series A Preferred Shares), including, without limitation, by consolidation or merger, so as to adversely affect the voting powers, preferences or rights of the holders of Series A Preferred Shares. Notwithstanding the foregoing, but subject to clause (i) above, an alteration or change to the provisions of the Corporation’s Articles of Incorporation shall not be deemed to affect the voting powers, preferences or special rights of the holders of the Series A Preferred Shares, provided that: (x) the Series A Preferred Shares remain outstanding with the terms thereof unchanged; or (y) the Series A Preferred Shares are converted in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series A Preferred Shares set forth herein and the terms and number of

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authorized and issued shares of any stock that is senior to the Series A Preferred Shares of the issuer are also identical to the terms and number of authorized and issued shares of senior stock of the Corporation immediately prior to such merger or consolidation transaction. The above notwithstanding, an increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or an increase in the amount of authorized shares of any such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect the voting powers, preferences or rights of the holders of the Series A Preferred Shares.

(8) Independent Directors.

(a) Number; Definition. As long as any Series A Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or a current director, officer or employee of the Corporation or any affiliate of the Corporation, or (ii) a Preferred Director.

(b) Approval of Independent Directors. As long as any Series A Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors: (i) the issuance of additional Preferred Stock ranking senior to, or on a parity with, the Series A Preferred Shares, and (ii) the redemption of any shares of Common Stock. So long as the number of Independent Directors is two, the foregoing actions must be approved by both of the Independent Directors.

(c) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series A Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

(9) No Conversion Rights. The holders of Series A Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

(10) No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Shares.

(11) Preemptive or Subscription Rights. No holder of Series A Preferred Shares of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

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(12) No Other Rights. The Series A Preferred Shares shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Corporation’s Articles of Incorporation or as otherwise required by law.

(13) Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Shares and repurchase, redemption or other acquisition by the Corporation of Series A Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal or state banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

III. Adoption and Date of Adoption. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act (the “Act”), the Corporation’s Articles of Incorporation permit the Board of Directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the Corporation’s authorized class of Preferred Stock without the approval of the Corporation’s shareholders. The foregoing amendment was adopted on ____________, 20__ by the Corporation’s Board of Directors without shareholder approval pursuant to such section of the Act. The Corporation has not issued any shares of the Noncumulative Perpetual Series A Preferred Stock as of the date hereof.

IV. Effective Date. This Certificate of Amendment shall become effective immediately upon filing in accordance with Section 13.1-606 of the Act.

[Signature Page Follows]

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Dated: , 2011	AMERICAN NATIONAL BANKSHARES INC.

By:
Charles H. Majors
President and Chief Executive Officer

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EXHIBIT 5.8

To the Agreement and

Plan of Reorganization

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”), dated as of December 15, 2010, between American National Bankshares Inc., a Virginia corporation (“ANB”), and each of the individuals listed on Schedule A attached hereto (individually, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Boards of Directors of ANB and MidCarolina Financial Corporation, a North Carolina corporation (“MFC”), have approved the affiliation of their companies through the merger (the “Merger”) of MFC with and into ANB Merger Subsidiary, Inc., a newly-formed Virginia corporation and wholly-owned subsidiary of ANB, pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of December 15, 2010, between ANB and MFC, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, each of the Stockholders is the beneficial or registered owner of, and has the right to vote and dispose of the number of shares of common stock, no par value, of MFC (“MFC Common Stock”) set forth opposite such Stockholder’s name on Schedule A (the “Shares”), and has rights by option or otherwise to acquire additional shares of MFC Common Stock (the “Option Shares”), also set forth opposite such Stockholder’s name on Schedule A; and

WHEREAS, as a condition and inducement to ANB entering into the Merger Agreement, the Stockholders, severally and not jointly, have agreed to support the Merger as provided in this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Agreement to Vote.

At such time as MFC conducts a meeting of its stockholders, including any adjournment or postponement thereof, to approve the Merger Agreement (the “MFC Stockholders Meeting”), each Stockholder, severally and not jointly, agrees to vote or cause to be voted all of such Stockholder’s Shares and Option Shares (to the extent such Option Shares are acquired by exercise of the underlying option on or before the record date of such meeting) in favor of the Merger Agreement, unless ANB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement or unless the Board of Directors of MFC has received and recommended (or submitted to stockholders) a Superior Proposal as provided in Section 5.5 of the Merger Agreement.

2.	Agreement to Cooperate.

In addition to the specific matters provided for elsewhere herein, unless the Board of Directors of MFC has received and recommended (or submitted to stockholders) a Superior Proposal as provided in Section 5.5 of the Merger Agreement, each Stockholder shall take all action reasonably requested by ANB to support and to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement.

3.	Covenants of Stockholders.

Each Stockholder, severally and not jointly, covenants as follows:

(a) Restrictions on Transfer. Until the earlier of (i) the day following the date of the MFC Stockholder Meeting, or (ii) the termination of the Merger Agreement in accordance with its terms, the Stockholder will not pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares or Option Shares owned by such Stockholder and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting such Stockholder’s Shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to, or (C) otherwise relate to, the transfer or voting of the Shares or Option Shares owned by such Stockholder.

(b) Other Acquisition Proposals. Until the earlier of (i) the day following the date of the MFC Stockholder Meeting, or (ii) the termination of the Merger Agreement in accordance with its terms, the Stockholder will not directly or indirectly vote any Shares or Option Shares, or cause or permit any of the Shares or Option Shares to be voted, in favor of any Acquisition Transaction (as defined in Section 5.5 of the Merger Agreement), other than the Merger, unless the Board of Directors of MFC has received and recommended (or submitted to stockholders) a Superior Proposal as provided in Section 5.5 of the Merger Agreement.

(c) No Breach. None of the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 3(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares or Option Shares owned by the Stockholder are subject.

(d) No Liens. The Stockholder’s Shares and Option Shares and the certificates representing the Stockholder’s Shares are now, and at all times until the earlier of (i) the day following the date of the MFC Stockholder Meeting, or (ii) the termination of the Merger Agreement in accordance with its terms, will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (x) any Liens arising hereunder, and (y) Liens, if any, which have been disclosed on Schedule B attached hereto.

(e) Additional Shares. The provisions of Section 1 and Subparagraphs (a) through (d) of this Section 3 shall apply to (i) all Shares currently owned and hereafter acquired and (ii) all Option Shares hereafter acquired by each Stockholder, except for shares of MFC Common Stock held or acted upon in a fiduciary capacity, which shall not be subject to those provisions.

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4.	No Prior Proxies.

Each Stockholder, severally and not jointly, represents, warrants and covenants that any proxies or voting rights previously given in respect of the Stockholder’s Shares are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.	Certain Events.

Each Stockholder, severally and not jointly, agrees that this Agreement and the obligations hereunder shall attach to the Stockholder’s Shares and Option Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder’s Shares and Option Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of MFC affecting the Shares, the Option Shares, or the acquisition of additional securities of MFC, the number of Shares and Option Shares subject to the terms of this Agreement shall be if appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of MFC issued to or acquired by the Stockholder.

6.	Capacity Only as a Stockholder.

This Agreement relates solely to the capacity of each Stockholder as a stockholder or other beneficial owner of the Shares or Option Shares and is not in any way intended to affect or prevent the exercise by such Stockholder of his responsibilities as a director or officer of MFC. The term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Stockholder of his or her fiduciary responsibility in respect of any such securities. Further, the term “Shares” shall not include any securities which are presumed to be or disclosed as “beneficially owned” by the Stockholder for purposes of Section 13 or 16 of the Securities Exchange Act of 1934 but which are not held by or for the Stockholder and as to which the Stockholder does not have, by law or contract, actual voting or investment power.

7.	Termination; Responsibility for Default.

This Agreement shall terminate upon the termination of the Merger Agreement. If this Agreement is terminated, it shall forthwith become null and void; and there shall be no liability or obligation on the part of any Stockholder, or MFC or ANB or their respective officers or directors, except that nothing in this Section 7 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

Each Stockholder’s obligations hereunder are individual and not joint, and he or she shall be responsible only for his or her own separate agreements hereunder and shall have no responsibility or liability for a breach of any provision of this Agreement by any other Stockholder.

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8.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.	Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by all of the parties hereto.

10.	Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.	Benefit of Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

12.	Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, American National Bankshares Inc. and each of the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN NATIONAL BANKSHARES INC.

By:
Charles H. Majors
President and Chief Executive Officer

STOCKHOLDERS

Dexter R. Barbee, Sr.	H. Thomas Bobo

James B. Crouch, Jr.	Charles T. Canaday, Jr.

Thomas E. Chandler	James R. Copland III

John Anthony Holt, Sr.	F. D. Hornaday III

Teena Marie Koury	John H. Love

R. Craig Patterson	James B. Powell

Christopher B. Redcay	John K. Roberts

James H. Smith, Jr.	Robert A. Ward

George C. Waldrep, Jr.

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SCHEDULE A

Number of Shares
Name	Common Stock	Vested Options	Unvested Options

Dexter R. Barbee, Sr.
H. Thomas Bobo
James B. Crouch, Jr.
Charles T. Canaday, Jr.
Thomas E. Chandler
James R. Copland III
John Anthony Holt, Sr.
F. D. Hornaday III
Teena Marie Koury
John H. Love
R. Craig Patterson
James B. Powell
Christopher B. Redcay
John K. Roberts
James H. Smith, Jr.
Robert A. Ward
George C. Waldrep, Jr.

Total

SCHEDULE B

Liens

EXHIBIT 5.12(b)

To the Agreement and

Plan of Reorganization

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of December 15, 2010, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal office at 628 Main Street, Danville, Virginia (the “Company”), and CHARLES T. CANADY, JR. (“Executive”).

WHEREAS, American National Bankshares, Inc., a Virginia corporation and the parent holding company of the Company (“AMNB”), and MidCarolina Financial Corporation, a North Carolina corporation (“MCFI”), have entered into an Agreement and Plan of Reorganization, dated as of December 15, 2010 (the “Merger Agreement”), pursuant to which MCFI will affiliate with AMNB through the merger of MCFI with and into a direct wholly-owned subsidiary of AMNB organized to facilitate the affiliation (the “Merger”);

WHEREAS, the Executive has been a key executive of MCFI and its subsidiary bank, MidCarolina Bank; and

WHEREAS, the Company and Executive have agreed that upon consummation of the Merger, Executive shall become an employee of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment. Conditional upon consummation of the Merger and Executive continuing in the employment of MidCarolina Bank on the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, Executive shall be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

For purposes of this Agreement, employment of the Executive by any affiliate of the Company, including MidCarolina Bank until such time as it merges with and into the Company, shall be deemed to be employment by the Company hereunder.

2. Term. The term of employment shall commence on the Merger Date and will end on the third anniversary of the Merger Date, unless sooner terminated as provided herein (the “Employment Term”).

3. Duties. Executive shall serve as Executive Vice President of the Company and President of North Carolina Banking. Executive shall be generally responsible for retail and commercial banking activities in North Carolina. In addition, Executive shall serve as Senior Vice President of AMNB. Executive shall also render such additional services and duties consistent with his position as may be assigned to him from time to time by the Company. During the Employment Term, Executive shall devote his full time, attention and efforts to the business of the Company and shall use his best efforts to promote the interests of the Company at all times. This shall not be construed to prevent Executive from personally, and for his own account and benefit, trading in stocks, bonds, securities (including securities of publicly traded financial institutions so long as, in the case of entities that are not affiliates of the Company, Executive’s holdings represent less than one percent of any such entity’s issued and outstanding securities), real estate, commodities or other forms of investment so long as such activities do not interfere with Executive’s duties as an executive of the Company.

4. Compensation.

(a) The Company agrees to pay Executive, for services rendered hereunder in his capacity as Executive Vice President and President of North Carolina Banking, a salary at the annual base salary rate (exclusive of any profit sharing, bonus stock award, or incentive payments) of one hundred ninety thousand dollars ($190,000) during the first year of this Agreement. Such amount shall be payable in bi-weekly installments, less any sums which may be required to be deducted or withheld under applicable law.

(b) Executive’s base salary shall not decrease during the Employment Term, but Executive shall be eligible for consideration for an increase in base salary each calendar year. The amount of the increase in base salary, if any, shall be determined by the Human Resources & Compensation Committee of the Company’s board of directors.

(c) Executive shall be eligible to participate in any profit sharing, incentive and performance compensation plan or program of the Company on the same basis as other officers of the Company. Any such plans or programs are subject to the approval of the Company’s board of directors each calendar year.

(d) In addition to the above amounts, within five days of the Merger Date, the Company shall pay to Executive five hundred fifty thousand dollars ($550,000) as a retention bonus for the Executive agreeing to serve the Company as set forth herein after the Merger.

(e) At the Merger Date, the Company and Executive shall enter into a deferred compensation agreement, substantially in the form of Exhibit A attached hereto, and will immediately fund such deferred compensation account with a lump sum payment equal to two hundred five thousand and one hundred dollars ($205,100).

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5. Benefits. The Company agrees to provide benefits to Executive which are the same as those currently provided to other officers of the Company holding positions commensurate with the office of Executive, and such other benefits as the Company may from time to time, in its discretion, provide to Executive.

6. Expenses. The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of his duties for the Company, within such limits and standards as may from time to time be set by the Company. Expenses that are reimbursable by the Company shall be paid to Executive no later than March 15 following the year in which such expense was incurred.

7. Vacation. Executive shall be entitled to four weeks of vacation each calendar year (in addition to the established public or statutory holidays). Upon termination of Executive’s employment, he shall be entitled to accrued vacation pay (to the extent such vacation time has not been used) for any vacation days not taken during the year of termination. Vacation days not taken in any twelve-month period and not carried forward in accordance with the Company’s vacation policy shall be forfeited.

8. Covenants of the Executive.

(a) Noncompetition. Executive agrees that during the Employment Term, whether or not his employment continues through the end of such period for any reason (the “Noncompete Period”), that he will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by Executive while employed with the Company or any of its Affiliates. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Nonsolicitation. Executive further agrees that during the Noncompete Period he will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Company or its Affiliates to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (ii) induce any customers of the Company or its Affiliates to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or any of its Affiliates.

(c) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the

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following businesses: consumer and commercial banking, trust and asset management, residential and commercial mortgage lending, and any other business in which the Company or any of its Affiliates are engaged and in which Executive is significantly engaged at the time of termination of his employment; the term “Market Area” means (i) Alamance and Guilford Counties and any county contiguous with Alamance or Guilford County, and any other county in North Carolina in which the Company has established and is continuing to operate a full-service banking office at the time of termination of Executive’s employment, and (ii) the area within a 15-mile radius of any full-service banking office of the Company in North Carolina at the time of termination of Executive’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; the term “Person” means any person, partnership, corporation, company, group or other entity; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company and its Affiliates.

(d) Confidentiality. During the Employment Term and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than Executive’s personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by Executive while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure. On termination of employment, Executive will deliver to the Company all records, reports, data, memoranda and notes of any nature that are in his possession or under his control and that are prepared or acquired in the course of his employment relationship with the Company and will not knowingly take with him any of the foregoing or any reproduction thereof or of any Confidential Information.

(e) Acknowledgment. The covenants contained in this Section 8 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by. Executive covenants that he will not make any contention contrary to any of the foregoing representations in the future and agrees that he will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 8

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are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(f) Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 8 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. If the Company is successful in whole or in part in any legal, equitable, or arbitration action against Executive in connection with the enforcement of the covenants included in this Section 8, the Company shall be entitled to payment of all costs, including reasonable attorneys’ fees, from Executive. In the event legal action is commenced with respect to the provisions of this Section 8 and Executive has not strictly observed the restrictions set forth in this Section 8, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. Except as otherwise provided in Section 11, all the provisions of this Section 8 will survive termination and expiration of this Agreement.

9. Termination. Executive’s employment may be terminated by the Company at any time or for any reason. If Executive’s employment is terminated by the Company and such termination is not on account of death or disability of Executive or for “good cause”, the Company shall pay Executive a “termination payment” as described below.

Disability shall mean Executive is unable to perform the customary duties of his position for a consecutive period of not less than twelve months due to a physical or mental illness. In the event a dispute arises between Executive and the Company concerning Executive’s physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to the parties, and his or her opinion as to Executive’s capability to so perform will be final and binding.

The Company shall be deemed to have “good cause” to terminate Executive’s employment if the Company determines that Executive:

(a) has materially violated Section 3 or 8, provided that Executive has received written notice from the Company of such material violation and such violation remains uncured thirty days after the delivery of such notice;

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(b) has materially refused or failed to perform the duties of his position or other duties which have been assigned to him, provided that Executive has received written notice from the Company of such material refusal or failure and such refusal or failure remains uncured thirty days after the delivery of such notice;

(c) is guilty of personal dishonesty, gross incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), unethical business practices in connection with the Company’s business, misappropriation of the Company’s or any affiliate’s assets (determined on a reasonable basis) or is subject to a final cease-and-desist order, or has been convicted of a felony or a misdemeanor involving moral turpitude; or

(d) is guilty of a material breach of any other provision of this Agreement, provided that Executive has received written notice from the Company of such material breach and such breach remains uncured thirty days after the delivery of such notice.

In the event of a termination for death, disability or good cause, other than amounts payable with respect to services actually rendered, the Company shall owe Executive no further salary, benefits or other compensation of any kind after the Company provides notice to Executive of termination. The obligations of Executive under Section 8 shall survive such termination, whether made by the Company or by Executive.

“Termination payment” means the continuation of Executive’s base salary (as in effect on the date that his employment terminates) during the period beginning on the date of Executive’s termination of employment and ending on the earlier of (i) the date that Executive attains age sixty-five (65) and (ii) the second anniversary of the date of Executive’s termination of employment. The termination payments shall be paid in accordance with the Company’s regular payroll procedure commencing with Executive’s “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)); provided, however, that if Executive is a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)), the amount of termination payments paid before the first day of the seventh month beginning after Executive’s “separation from service” (as defined above) shall not exceed the lesser of (i) two times Executive’s annualized compensation from the Company for the calendar year preceding the year in which the “separation from service” (as defined above) occurs and (ii) two times the maximum amount of compensation that may be taken into account under Section 401(a)(17) of the Code as in effect for the year in which the “separation from service” (as defined above) occurs. If the termination payments are reduced to comply with the preceding limitation, the total reductions shall be paid with the first termination payment due on or after the first day of the seventh month beginning after Executive’s “separation from service (as defined above).

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To the extent Executive is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Code Section 409A and underlying Treasury Regulations.

10. Binding Effect; Survival. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by the Officer. Except as otherwise expressly provided herein, upon termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intention of the parties embodied in this Agreement.

11. Change in Control of AMNB or the Company. Provided the Executive Severance Agreement continues to remain in effect at that time, this Agreement will terminate and be of no further force and effect, other than section 8(d) relating to Confidential Information which shall survive such termination, in the event there is a change in control of AMNB or the Company, as such term is defined in the Executive Severance Agreement, dated the same date as this Agreement, among AMNB, the Company and the Officer, and any termination benefits will be determined and paid solely pursuant to such Executive Severance Agreement.

12. Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

13. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the employment contemplated hereby and supersedes all prior agreements, arrangements and understandings with respect thereto between Executive and the Company, MCFI and MidCarolina Bank relating to Executive’s employment, including without limitation the Employment Agreement dated May 27, 2008 between Executive and MidCarolina Bank. All such agreements, understandings and arrangements will terminate and be of no force and effect as of the Merger Date. Executive hereby expressly disclaims any rights under any prior agreements, understandings and arrangements on and after the Merger Date. The provisions of this Section 13 shall not apply to the Restated Salary Continuation Agreement dated May 27, 2008 between Executive and MidCarolina Bank, which the Company shall assume and continue in accordance with its terms. No modification, amendment, addition to or termination of this Agreement, nor waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

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14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

15. Headings. The underlined headings herein are for convenience only and shall not affect the interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

17. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

(a) in the case of the Company:

American National Bank and Trust Company

P. O. Box 191

Danville, Virginia 24543-0191

Attention: Charles H. Majors

                  President & Chief Executive Officer

(b) in the case of Executive, at his most recent address as shown in the Company’s records;

(c) in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service hereunder.

Executive agrees to notify the Company, in writing, of any change in address after this Agreement is executed.

[Signatures appear on the following page]

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WITNESS the following signatures as of the indicated dates.

AMERICAN NATIONAL BANK AND TRUST COMPANY

December , 2010	By:
Charles H. Majors
Chief Executive Officer

December , 2010
Charles T. Canaday, Jr.

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Exhibit A

To Employment Agreement

FORM OF DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement is made and entered into by and between American National Bank and Trust, a national banking association (the “Company”), and Charles T. Canaday, Jr. (the “Executive”).

1. Purpose and Effective Date.

(a) Purpose. The purpose of this Agreement is to provide the Executive, whose judgment, abilities and experience will contribute to the financial success of the Company, with an incentive to continue in the employ of the Company. The Agreement is intended to be an unfunded deferred compensation arrangement for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Company has determined that the benefits to be paid to the Executive under this Agreement constitute reasonable compensation for the services rendered and to be rendered by the Executive.

(b) Effective Date. The effective date of this Agreement is the effective date of the merger of MidCarolina Financial Corporation with and into a direct wholly-owned subsidiary of American National Bankshares, Inc.

2. Definitions.

(a) Beneficiary. The person, persons, or entity designated by the Executive to receive his benefits under the Agreement in a writing filed with the Company. If the Executive fails to make a designation or if the form is incomplete, Beneficiary means the Executive’s surviving spouse if he is married as of his date of death; otherwise, the Executive’s estate. The Executive may amend or change his Beneficiary by submitting a new designation in writing to the Company.

(b) Board. The Board of Directors of the Company.

(c) Cause. Cause has the same meaning as defined in the Executive’s Employment Agreement.

(d) Change in Control. Change in Control has the same meaning as defined in the Executive’s Executive Severance Employment Agreement, dated December 15, 2010.

(e) Code. The Internal Revenue Code of 1986, as amended.

(f) Committee. The Committee appointed by the Company’s Board of Directors to administer executive compensation plans and agreements.

(g) Deferred Compensation Account. The bookkeeping record established for purposes of measuring the Executive’s benefit under this Agreement.

(h) Deferred Compensation Benefit. The total amount payable to the Executive pursuant to Sections 3 and 4 of this Agreement.

(i) Disability. The Executive is either unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(j) Employment Agreement. The Executive’s Employment Agreement, dated December 15, 2010, with the Company.

(k) Rabbi Trust. A grantor trust within the meaning of Code Sections 671 through 679 that shall be established by the Company in accordance with Section 6 of this Agreement to provide for the payment of all the Deferred Compensation Benefit payable to the Executive under this Agreement.

3. Amount of the Deferred Compensation Benefit. The Company shall credit two hundred five thousand and one hundred dollars ($205,100) to the Executive’s Deferred Compensation Account. The amount credited to the Executive’s Deferred Compensation Account shall be subject to earnings and losses until the time it is paid to the Executive pursuant to Section 4. The Company shall permit the Executive to direct the investment of his Deferred Compensation Account pursuant to guidelines established by the trustee of the Rabbi Trust; however, the amounts credited to the Executive’s Account shall be retained by the Company until the entire amount has been distributed to the Executive or his Beneficiary.

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4. Vesting and Payment of Deferred Compensation Benefit. The Executive’s Deferred Compensation Account shall vest and become payable as of each June 30th as follows, provided the Executive remains in full-time employment with the Company on such date:

Vesting Date	Vested Percentage
June 30, 2012	33%
June 30, 2013	66%
June 30, 2014	100%

Payment of the amount of each Vested Percentage shall be made in a lump sum on the first day of the month after each respective Vesting Date.

Notwithstanding the foregoing, if the closing of the Merger, as defined in the Executive’s Employment Agreement, is after May 15, 2011, the first Vesting Date shall be the last day of the first month that is at least one year and 45 days after the date of the closing of the Merger.

(a) Involuntary Termination of Employment. If the Executive’s employment is involuntarily terminated by the Company without Cause, the Executive shall become fully vested in and entitled to payment of his Deferred Compensation Account. Payment shall be made in a lump sum on the first day of the month following the Executive’s termination of employment. For purposes of this Agreement, a termination of employment has the same meaning as a “separation from service” as set forth in Treas. Reg. § 1.409A-1(h).

(b) Change in Control. If the Executive’s employment with the Company is terminated for any reason, voluntarily or involuntarily, during the three (3) year period following a Change in Control, the Executive shall become fully vested in and entitled to payment of his Deferred Compensation Account. Payment shall be made in a lump sum on the first day of the month following the Executive’s termination of employment.

(c) Disability. If the Executive’s employment with the Company is terminated due to Disability, he shall become fully vested in and entitled to receive his Deferred Compensation Account. Payment shall be made in a lump sum on the first day of the month following the Executive’s termination of employment due to Disability.

(d) Death Benefits. In the event of the Executive’s death prior to termination of employment, the Executive shall become fully vested in, and entitled to the payment of the Executive’s Deferred Compensation Account. If the Executive dies after benefit payments begin under the Plan, the Executive’s Beneficiary shall be entitled to any remaining payments. Payment shall be made in a lump sum on the first day of the month following the Executive’s death.

5. Specified Employee. If the Executive is a “specified employee” (as defined under Code Section 409A and underlying Treasury Regulations) of the Company and if amounts payable under this Agreement are not on account of death, amounts that would otherwise have been paid during the six-month period immediately following the

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termination date shall be paid on the first regular payroll date immediately following the six-month anniversary of the termination date. A “specified employee” is an employee who, with respect to a publicly-traded company, is (i) one of the top-fifty most highly compensated officers with annual compensation in excess of $130,000 (as adjusted from time to time by Treasury regulations); (ii) a five percent owner of the Company; or (iii) a one percent owner of the Company with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury regulations).

6. Establishment of a Rabbi Trust. The Company shall establish a Rabbi Trust and contribute assets to the Rabbi Trust sufficient to pay the Executive’s Deferred Compensation Account. The assets held in the Rabbi Trust shall be subject to the claims of the Company’s creditors only in the event of the Company’s insolvency or bankruptcy. The Executive shall not have any right, title or interest in and to the assets of the Rabbi Trust, except for rights to benefit payments in accordance with the terms of this Agreement.

7. Amendment or Termination. This Agreement may be amended or terminated only by a written instrument executed by both the Executive and the Company.

8. General Provisions.

(a) Funding. The Agreement is unfunded. Any benefit under this Agreement is a mere contractual obligation of the Company. The Executive and his Beneficiary have no right, title, or interest in the Deferred Compensation Account or any claim against it.

(b) Administration and Claims Procedure. This Agreement is administered by the Committee. Subject to the Agreement’s provisions, the Committee may adopt rules and regulations necessary to carry out the Agreement’s purposes. The Committee shall have complete discretion to terminate the Executive’s participation and to take all other actions permitted or required by the Agreement. If for any reason a benefit due under this Agreement is not paid when due, the individual entitled to such benefit may file a written claim with the Committee. If the claim is denied or no response is received within 90 days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Committee within 60 days of the denial. In pursuing an appeal, an individual may request that a responsible officer of the Company review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Company to extend the period for another 60 days.

(c) Restrictions on Transfer. Any benefits to which the Executive or Beneficiary may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and

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any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of the Executive or Beneficiary. This Agreement does not give the Executive or Beneficiary any interest, lien, or claim against any specific asset of the Company. The Executive and his Beneficiary have only the rights of general creditors of the Company.

(d) Assignments. The Executive’s interest in a benefit under this Agreement is not assignable by the Executive or his Beneficiary. The Company may assign its responsibilities and obligations under the Agreement to a successor or other entity with or without notice to the Executive or Beneficiary.

(e) Governing Law. This Agreement is construed in accordance with the laws of the Commonwealth of Virginia, other than its choice of law rules.

(f) Validity. If any provision of this Agreement is not valid or enforceable, that invalidity or enforceability shall not affect the remaining provisions.

(g) Employment Rights. This Agreement shall not be construed as a contract of employment and does not confer upon Executive the right to continue in the employ of the Company for any length of time or in any manner alter the terms of the Executive’s employment set forth in any employment agreement to which the Company and the Executive are or may in the future be parties.

(h) Tax Matters. The Company does not represent or guarantee that any particular federal, state or local income or payroll tax consequence will result to Executive under this Agreement. The Company shall have the right to withhold from any benefit payments to the Executive under this Agreement or take other actions necessary to satisfy the Company’s obligation to withhold federal, state and local income and payroll taxes.

[Signatures appear on the following page]

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WITNESS the following signatures as of the indicated dates.

AMERICAN NATIONAL BANK AND TRUST COMPANY

December , 2010	By:
Charles H. Majors
Chief Executive Officer

December , 2010
Charles T. Canaday, Jr.

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FORM OF EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT, dated as of December 15, 2010 (the “Agreement”), is among AMERICAN NATIONAL BANKSHARES INC., a Virginia corporation (the “Parent”), AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association (the “Company”), and CHARLES T. CANADAY, JR. (“Executive”).

WHEREAS, the Parent and MidCarolina Financial Corporation, a North Carolina corporation (“MCFI”), have entered into an Agreement and Plan of Reorganization, dated as of December 15, 2010, pursuant to which MCFI will affiliate with the Parent through the merger of MCFI with and into a direct wholly-owned subsidiary of the Parent organized to facilitate the affiliation (the “Merger”);

WHEREAS, the Company and Executive have agreed that upon consummation of the Merger, the Executive shall become an employee of the Company on the terms and subject to the conditions set forth in the Employment Agreement, dated as of December 15, 2010, between the Company and the Executive (the “Employment Agreement”);

WHEREAS, the Company recognizes that there is a possibility of a Change in Control of the Parent, the Company or both;

WHEREAS, the Parent and the Company recognize that the mere possibility of a Change in Control of the Parent or the Company may create uncertainty on the part of senior management or a distraction of senior management from its day-to-day operating responsibilities;

WHEREAS, the Parent and the Company recognize that outstanding management is essential to advancing the interests of the Parent and the Company and their shareholders and that the Parent and the Company can better recruit and retain outstanding management by providing certain assurances in the event of a Change in Control;

WHEREAS, in the event of a Change in Control of the Parent, the Company or both, the best interests of the Parent and the Company and their shareholders require a continuity of the Parent’s and the Company’s business with a minimum of disruption; and

WHEREAS, the Employment Agreement will terminate upon a Change in Control of the Parent, the Company or both and the terms and conditions of the Executive’s employment following a Change in Control will be governed by this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parent, the Company and the Executive agree as follows:

1. Effective Date. Conditional upon consummation of the Merger and the Executive continuing in the employment of MCFI and MidCarolina Bank on the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, this Agreement shall become effective on the Merger Date.

2. Employment after a Change in Control. If a Change in Control of the Parent or the Company occurs and the Executive is employed by the Company on the Control Change Date, the Employment Agreement will terminate and the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement.

3. Term of Agreement. The Term of this Agreement shall begin on a Control Change Date and end on the earlier of (i) the day before the third anniversary of the Control Change Date or (ii) the date that the Executive attains age sixty-five (65).

4. Minimum Cash Compensation. During the Term of this Agreement, the total amount payable to the Executive by the Parent and the Company as base salary, “profit sharing” bonus and “incentive compensation” bonus, on an annualized basis, shall not be less than the amounts prescribed below:

(a) The Executive’s total annual base salary from the Parent and the Company shall not be less than the annualized rate of total base salary payable to the Executive immediately before the Control Change Date.

(b) The total annualized “profit sharing” bonus from the Parent and the Company, expressed as a percentage of the Executive’s then total base salary, shall not be less than the “profit sharing” bonus, expressed as a percentage of the Executive’s then total base salary, payable to the Executive for the four quarters immediately preceding the Control Change Date.

(c) The total annualized “incentive compensation” bonus from the Parent and the Company, expressed as a percentage of the Executive’s then total base salary, shall not be less than the “incentive compensation” bonus, expressed as a percentage of the Executive’s then total base salary, payable to the Executive for the calendar year ending immediately preceding the Control Change Date.

5. Termination Without Cause. This paragraph 5 describes the amounts payable to the Executive if the Parent and the Company terminate the Executive’s employment without Cause during the Term of this Agreement.

(a) If such termination is effective before the first anniversary of the Control Change Date, the Executive shall be entitled to receive the Termination Benefits during the period beginning with the Executive’s termination of employment and ending on the second anniversary of the Control Change Date or the last day of the Term of this Agreement, whichever occurs first.

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(b) If such termination is effective on or after the first anniversary of the Control Change Date, the Executive shall be entitled to receive the Termination Benefits during the period beginning with the Executive’s termination of employment and ending on the last day of the twelfth (12th) month thereafter or the last day of the Term of this Agreement, whichever occurs first.

6. Executive’s Resignation. This paragraph 6 describes the amounts payable to the Executive upon his resignation from the employ of the Parent and the Company during the Term of this Agreement.

(a) During the period beginning on the Control Change Date and ending on the last day of the third month ending after the Control Change Date, the Executive may resign from the employ of both the Parent and the Company if (i) the Parent or the Company breaches the obligation set forth in paragraph 4 or (ii) the Parent or the Company notifies the Executive that he will be required to relocate his office more than thirty (30) miles from the location at which the Executive performed his duties immediately prior to the Change in Control. If the Executive resigns in accordance with the preceding sentence, he shall be entitled to receive the Termination Benefits for the period beginning on the date of the Executive’s termination of employment and ending on the last day of the twelfth (12th) month thereafter or the last day of the Term of this Agreement, whichever occurs first.

(b) During the period beginning on the first day of the fourth month beginning after the Control Change Date and ending on the first anniversary of the Control Change Date, the Executive may resign from the employ of both the Parent and the Company, for any reason or no reason. If the Executive resigns in accordance with the preceding sentence, he shall be entitled to receive the Termination Benefits for the period beginning on the date of the Executive’s termination of employment and ending on the last day of the twelfth (12th) month thereafter or the last day of the Term of this Agreement, whichever occurs first.

(c) During the period beginning on the day after the first anniversary of the Control Change Date and ending on the last day of the Term of this Agreement, the Executive may resign from the employ of both the Parent and the Company if (i) the Parent or the Company breaches the obligation set forth in paragraph 4, (ii) the Parent or the Company notifies the Executive that he will be required to relocate his office more than thirty (30) miles from the location at which the Executive performed his duties immediately prior to the Change in Control or (iii) the Executive’s duties, title or responsibilities with respect to the Parent or the Company are reduced from the duties, title or responsibilities assigned to the Executive as of the first anniversary of the Control Change Date. If the Executive resigns in accordance with the preceding sentence, he shall be entitled to receive the Termination Benefits for the period beginning on the date of the Executive’s termination of employment and ending on the last day of the twelfth (12th) month thereafter or the last day of the Term of this Agreement, whichever occurs first.

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7. Maximum Benefit. No amounts will be payable and no benefits will be provided under this Agreement to the extent that such payments or benefits, together with other payments or benefits under other plans, agreements or arrangements, would make the Executive liable for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under this Agreement shall be reduced to the extent necessary to avoid the imposition of such excise tax liability; provided, however, that the Executive shall have the right to direct which payments or benefits under this Agreement shall be reduced in order to avoid any such excise tax liability.

8. Cause. The Parent and the Company shall be deemed to have “Cause” to terminate the Executive’s employment under this Agreement if the Parent or the Company determines that the Executive (i) has failed or refused to perform a material duty of his position, provided that Executive has received written notice from the Parent or Company of such failure or refusal and such failure or refusal remains uncured thirty days after the delivery of such notice, (ii) is guilty of personal dishonesty, gross incompetence, willful misconduct, a breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), unethical business practices in connection with the Parent’s or the Company’s business, misappropriation of the Parent’s or the Company’s assets (determined on a reasonable basis), or is subject to a final cease-and-desist order, or has been convicted of a felony or a misdemeanor involving moral turpitude or (iii) is guilty of a material breach of any employment agreement between the Parent and the Executive or the Company and the Executive, provided that Executive has received written notice from the Parent or Company of such material breach and such breach remains uncured thirty days after the delivery of such notice.

9. Change in Control. A “Change in Control” of the Parent or the Company occurs if:

(a) Any person, including a “group” (as such term is used in section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as in effect on the Effective Date (the “Exchange Act”)) is or becomes, directly or indirectly, the owner or beneficial owner of Parent or Company securities (other than as a result of an issuance of securities initiated by the Parent or the Company, or a tender offer initiated by the Parent or the Company or open market purchases approved by the Parent’s or the Company’s Board of Director’s (the “Board”), as long as the majority of the Parent’s or the Company’s Board approving the purchases are directors at the time the purchases are made), having more than fifty percent (50%) of the combined voting power of the then outstanding Parent or Company securities that may be cast for the election of the Parent’s or the Company’s directors; or

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(b) During any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Parent’s or the Company’s Board and any new director (other than a director designated by a person who has entered into an agreement with the Parent or the Company to effect a transaction described in subparagraphs 9(a), 9(c) or 9(d) or any such individual whose initial assumption of office occurs as a result of either an actual or threatened contested solicitation (as such terms are used in Rule 14a-2 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents) whose election by the Parent’s or the Company’s Board or nomination for election by the Parent’s or the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Parent’s or the Company’s Board; or

(c) There is consummated a reorganization, merger, or consolidation involving the Parent or the Company that requires the approval of the Parent’s or the Company’s shareholders, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were beneficial owners, immediately prior to such reorganization, merger or consolidation, of the combined voting power of the Parent’s or the Company’s then outstanding securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than fifty percent (50%) of the combined voting power of the securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the combined voting power of the Parent’s or the Company’s securities; or

(d) The Parent’s or the Company’s shareholders approve (i) the sale or disposition by the Parent or the Company (other than to a subsidiary of the Parent or the Company) of more than fifty percent (50%) of the assets of the Parent or the Company (including a sale or disposition that is effected through condemnation proceedings) or (ii) a complete liquidation or dissolution of the Parent or the Company.

10. Control Change Date. A “Control Change Date” is the date on which a Change in Control of the Parent or the Company occurs. If a Change in Control of the Parent or the Company occurs as the result of a series of transactions or events, the Control Change Date is the date of the last of the transactions or events in the series.

11. Separation from Service/Installment Payments. For purposes of this Agreement, the term “termination of employment” means a “Separation from Service” which has the same meaning as set forth in Treas. Reg. § 1.409A-1(h).To the extent Executive is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Code Section 409A and underlying Treasury Regulations.

12. Specified Employee. For purposes of this Agreement, the term “Specified Employee” has the same meaning as set forth in Treas. Reg. § 1.409A-1(i).

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13. Termination Benefits. The “Termination Benefits” payable in accordance with paragraphs 5 and 6 are the following payments and benefits:

(a) Continued payment of the Executive’s base salary for the applicable period specified in paragraph 5 or 6 at the rate in effect on the date of the Executive’s termination of employment (but not less than the rate of base salary required under paragraph 4). The benefit payable under this paragraph 13(a) shall be paid in accordance with the Company’s regular payroll procedure commencing with the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, the first payment under this paragraph 13(a) shall be paid on the first day of the seventh month beginning after the Executive’s Separation from Service and the first payment shall include the payments of base salary that would have been payable (had the Executive continued employment) in accordance with the Company’s regular payroll procedure from the date of the Executive’s termination of employment until the date of the first payment. The remaining payments under this paragraph 13(a) shall be paid in accordance with the Company’s regular payroll procedure.

(b) Payment each month during the applicable period specified in paragraph 5 or 6 of a pro rata amount of the annualized “profit sharing” bonus in the amount required under paragraph 4. The first payment shall be made in the month following the Executive’s Separation from Service and shall include the pro rata amount of annualized “profit sharing” bonus for the months following the Executive’s termination of employment until the date of the first payment. The preceding sentence to the contrary notwithstanding, if the Executive is a Specified Employee, the first payment under this paragraph 13(b) shall be paid on the first day of the seventh month beginning after the Executive’s Separation from Service and the first payment shall include the pro rata amount of annualized “profit sharing” bonus for the months following the Executive’s termination of employment until the date of the first payment.

(c) Payment each month during the applicable period specified in paragraph 5 or 6 of a pro rata amount of the annualized “incentive compensation” bonus in the amount required under paragraph 4. The first payment shall be made in the month following the Executive’s Separation from Service and shall include the pro rata amount of annualized “incentive compensation” bonus for the months following the Executive’s termination of employment until the date of the first payment. The preceding sentence to the contrary notwithstanding, if the Executive is a Specified Employee, the first payment under this paragraph 13(c) shall be paid on the first day of the seventh month beginning after the Executive’s Separation from Service and the first payment shall include the pro rata amount of annualized “incentive compensation” bonus for the months following the Executive’s termination of employment until the date of the first payment.

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(d) A single sum payment equal to the sum of the amounts described in (i), (ii) and (iii) below:

(i) The product of (x) the lesser of eighteen or the number of months during the applicable period specified in paragraph 5 or 6 times (y) the excess of the premium for continued health, dental and vision coverage under Section 4980B of the Code for the Executive and the Executive’s “qualified beneficiaries” (as defined in Section 4980B of the Code) (the “COBRA Premium”) over the amount that the Executive paid for such coverage immediately before his termination of employment.

(ii) The product of (x) the COBRA Premium and (y) the number of months during the applicable period specified in paragraph 5 or 6 in excess of eighteen months.

(iii) The product of (x) the monthly premium that the Executive would pay for long-term disability and life insurance coverage upon conversion to individual policies upon termination of employment times (y) the number of months during the applicable period specified in paragraph 5 or 6.

The benefit payable under this paragraph 13(d) shall be paid on the first day of the third month beginning after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, the payment shall be made on the first day of the seventh month beginning after the Executive’s Separation from Service.

(e) A single sum payment equal to the difference between (i) the present value of the benefits that the Executive would have accrued under the Parent’s or the Company’s defined benefit pension plan based on his actual service and assuming continued service during the applicable period specified in paragraph 5 or 6 and (ii) the present value of the benefit payable to the Executive under the Parent’s or the Company’s defined benefit pension plan. The amount of the payment required under the preceding sentence shall be calculated by the actuary of the Parent’s or the Company’s defined benefit pension plan using the actuarial assumptions and methods in effect for purposes of determining the funded status of such plan and shall assume that amounts payable under this Agreement are recognized as compensation for purposes of such plan. The benefit payable under this paragraph 13(e) shall be paid on the first day of the third month beginning after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, the payment shall be made on the first day of the seventh month beginning after the Executive’s Separation from Service.

14. Successors. This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s legal representatives and heirs. This Agreement shall inure to the benefit of, and be binding upon, the Parent and the Company and their successors and assigns. The Parent and the Company shall require any successor to the Parent or the Company (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business or assets of the Parent or the Company to assume expressly and agree to perform the Parent’s and the Company’s obligations under this Agreement. References in this Agreement to the “Parent” and to

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the “Company” include the Parent and the Company as defined above and any successor to their business or assets that is obligated to perform this Agreement by operation or law or otherwise.

15. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the termination of the Executive’s employment on or after a Control Change Date and supersedes all prior agreements, arrangements and understandings with respect thereto between the Parent, the Company and the Executive. No modification, amendment or termination of this Agreement, nor any waiver of its provisions, shall be valid or enforceable unless in writing and signed by both parties.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which constitute on instrument.

17. Headings. The headings herein are for convenience only and will not affect the interpretation of this Agreement.

18. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (other than its choice of law provisions to the extent that they would require the application of the laws of another State).

19. No Employment Contract. Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Parent or the Company prior to a Control Change Date.

[Signatures appear on the following page]

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WITNESS¸ the following signatures as of the indicated dates.

AMERICAN NATIONAL BANKSHARES INC.

By:
Charles H. Majors
President and Chief Executive Officer

AMERICAN NATIONAL BANK
AND TRUST COMPANY

By:
Charles H. Majors
Chief Executive Officer

Charles T. Canaday, Jr.

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